SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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☑  Definitive Proxy Statement

☐ Definitive Additional Materials

☐ Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

NexCen Brands, Inc.
(Name of Registrant as Specified in Its Charter)
(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑    No fee required.

☐    Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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N/A

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☐    Fee paid previously with preliminary materials.

☐
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August 1, 2007

Dear NexCen Stockholders:

On behalf of the board of directors and management of NexCen Brands, Inc., I cordially invite you to attend the 2007 Annual Meeting of NexCen stockholders, to be held on September 5, 2007 at the W Hotel New York Times Square, 1567 Broadway, New York, NY at 9:30 a.m. At this meeting, we will discuss each item of business described in the Notice of Annual Meeting and Proxy Statement. There also will be time for questions.

Since our last meeting in October 2006, NexCen has completed a number of successful acquisitions including The Athlete’s Foot Brands, LLC, Bill Blass Holding Co., Inc., MaggieMoo’s International, LLC, the assets of Marble Slab Creamery, Inc. and the Waverly brand. With these acquisitions, NexCen has entered the retail franchising, consumer branded products and quick service restaurant franchising businesses. We are working hard to identify additional growth opportunities and to acquire additional IP-centric businesses in order to build an IP business that will deliver significant value to our stockholders.

At the annual meeting, we are asking for your vote on the following matters:

•	to elect the proposed slate of nine directors; and

•	to ratify the appointment of KPMG LLP, as our independent registered public accounting firm.

Your board of directors has approved, and recommends that you vote FOR, all of these proposals. We look forward to a very exciting future for your company.

Sincerely,

Robert W. D’Loren
President and Chief Executive Officer

YOUR VOTE IS VERY IMPORTANT

Whether or not you expect to attend the annual meeting, please complete, sign, and date the accompanying proxy card and return it in the enclosed prepaid envelope, or submit your voting instructions by telephone or through the Internet if that option is available to you. If you attend the annual meeting, you may revoke your proxy and vote in person if you wish, even if you have previously returned your proxy card.

ii

NEXCEN BRANDS, INC.
1330 Avenue of the Americas, 34th Floor
New York, NY 10019
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON SEPTEMBER 5, 2007

DATE:	September 5, 2007
TIME:	9:30 a.m. local time
PLACE:	W Hotel New York Times Square 1567 Broadway, New York, NY 10036
New York, NY 10019

YOUR VOTE IS IMPORTANT TO US

Dear NexCen Stockholder:

Notice is hereby given that NexCen Brands, Inc. will hold the annual meeting of its stockholders on September 5, 2007 at the W Hotel New York Times Square, 1567 Broadway, New York, NY, at 9:30 a.m. At the annual meeting, we will ask you to vote on the following matters:

1.	The election of nine directors to hold office until the 2008 annual meeting of stockholders or until their successors are elected and qualified;

2.	A proposal to ratify the appointment of KPMG LLP as NexCen’s independent registered public accounting firm for the fiscal year ending December 31, 2007; and

3.	Any such other matters as may properly come before the meeting and any adjournment or postponement thereof.

Your board of directors has approved, and recommends that you vote FOR, each of the proposals, which are described in the attached proxy statement.

Only holders of record of common stock as of the close of business on July 31, 2007 will be entitled to notice of and to vote at the annual meeting and any adjournment or postponement thereof. This notice and proxy are first being mailed to stockholders on or about August 7, 2007. You are urged to carefully review the information contained in the enclosed proxy statement prior to deciding how to vote your shares at the annual meeting.

Your participation in the annual meeting, in person or by proxy, is especially important. You are cordially invited to attend the annual meeting, but whether or not you expect to attend, you are urged to complete, sign, date, and return the enclosed proxy card promptly or follow the telephone or Internet proxy submission procedures described on the proxy card and in the accompanying proxy statement so that your shares can be voted.

If you attend the annual meeting, you may revoke your proxy and vote in person if you wish, even if you have previously returned your proxy card. Simply attending the annual meeting, however, will not revoke your proxy; you must vote at the annual meeting. If you do not attend the annual meeting, you may still revoke your proxy at any time prior to the annual meeting by providing a later-dated proxy or by providing me with written notice of your revocation.

BY ORDER OF THE BOARD OF DIRECTORS

David B. Meister
Secretary

New York, NY
August 1, 2007

iii

TABLE OF CONTENTS

TABLE OF CONTENTS	1
QUESTIONS AND ANSWERS REGARDING THE ANNUAL MEETING	2
INORMATION ABOUT THE ANNUAL MEETING AND VOTING	3
PROPOSAL 1 — ELECTION OF DIRECTORS	6
PROPOSAL 2 — RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	7
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	8
DIRECTORS AND EXECUTIVE OFFICERS	10
STOCK PERFORMANCE GRAPH	35
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	36
CORPORATE GOVERNANCE INFORMATION	37
COMMUNICATING WITH THE BOARD OF DIRECTORS	37
NOTE REGARDING FORWARD-LOOKING STATEMENTS	37
AVAILABLE INFORMATION	38
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE	38
HOUSEHOLDING OF PROXY MATERIALS	38

QUESTIONS AND ANSWERS REGARDING THE ANNUAL MEETING

Q:	Why am I receiving this document?

A:
You are receiving this proxy statement and the enclosed proxy card from us because you held shares of our common stock at the close of business on July 31, 2007, the record date, and are entitled to vote at the annual meeting. This proxy statement is being mailed to our stockholders beginning August 7, 2007. This proxy statement contains the information you need to know to vote at the annual meeting.

Q:	What are the proposals I will be voting on at the annual meeting?

A:
As a stockholder, you are entitled to and requested to vote on the following matters:

1.    To elect nine members to the board of directors, each for a one-year term; and

2.    To ratify the appointment of KPMG LLP as our independent registered public accounting firm for fiscal year 2007.

Q:	If my shares are held in “street name” by my broker, will my broker vote my shares for me even if I don’t give my broker voting instructions?

A:
Your broker will vote your shares if you provide instructions on how to vote. In addition, brokerage firms have the authority to vote their clients' unvoted shares on certain routine matters. The proposals related to the election of directors and the ratification of the appointment of KPMG LLP as our independent registered public accounting firm are considered “routine.” If you do not provide voting instructions, your broker may choose to vote for you or leave your shares unvoted on such routine matters. You therefore should be sure to provide your broker with instructions on how to vote your shares. Please check the voting form used by your broker to see if it offers telephone or Internet submission of proxies.

Q:	May I change my vote after I have mailed my signed proxy card?

A:
Yes, you may change your vote at any time before your shares are voted at the annual meeting. You may change your vote in one of the three following ways:

1.    You may notify the Secretary of NexCen in writing before the annual meeting that you wish to revoke your proxy. In this case, please contact NexCen Brands, Inc., 1330 Avenue of the Americas, 34th Floor, New York, NY 10019, Attention: David B. Meister, Secretary.

2.    You may submit a proxy dated later than your original proxy.

3.    You may attend the annual meeting and vote. Merely attending the annual meeting will not by itself revoke a proxy; you must obtain a ballot and vote your shares to revoke the previously submitted proxy.

Q:	Who may I contact with questions about the proposals?

A:
If you have more questions about the proposals or would like additional copies of this proxy statement, you should contact David B. Meister, NexCen’s Chief Financial Officer and Secretary, at (212) 277-1100.

In addition, NexCen is a public company and is required to file reports and other information with the SEC. You may read and copy this information at the SEC’s public reference facilities. You may call the SEC at 1-800-SEC-0330 for information about these facilities. This information is also available at the SEC’s Internet site at www.sec.gov . You can also request copies of these documents from us or visit our website at www.nexcenbrands.com.

Q:	Who may attend the annual meeting?

A:
Subject to space availability, all stockholders as of the July 31, 2007, or their duly appointed proxies, may attend the annual meeting. Since seating is limited, admission to the meeting will be on a first-come, first-served basis. If you attend, please note that you may be asked to present valid picture identification, such as a driver's license or passport.

You will need proof of ownership of NexCen common stock to enter the meeting.

If your shares are registered or held in the name of your broker or other nominee, your shares are held in "street name." Please note that if you hold your shares in "street name," you will need to bring proof of your ownership of common stock as of the July 31, 2007, such as a copy of a bank or brokerage statement, and check in at the registration desk at the meeting.

Q:	How may I obtain NexCen’s corporate governance materials?

A:
The NexCen home page is www.nexcenbrands.com, and the following information may be found there:

•     NexCen’s Code of Ethics; and

•     NexCen’s Board Committee Charters — Audit Committee, Compensation Committee, Corporate Governance Committee, and Nominating Committee.

NEXCEN BRANDS, INC.
1330 Avenue of the Americas, 34th Floor
New York, NY 10019

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

TIME AND PLACE

The annual meeting will be held on September 5, 2007 at the W Hotel New York Times Square, 1567 Broadway, New York, NY, at 9:30 a.m., local time.

PROPOSALS TO BE CONSIDERED

At the annual meeting, we will ask our stockholders to consider and vote upon the following matters:

1.	Electing nine members of the board of directors, each for a one-year term; and

2.	Ratifying appointment of KPMG LLP as our independent registered public accounting firm for fiscal year 2007.

Our board of directors is not aware of any other matters to be presented at the annual meeting. If any other matters should properly come before the annual meeting, the persons named as proxies in the enclosed proxy card will vote the proxies in accordance with their best judgment.

THIS PROXY SOLICITATION

We are sending you this proxy statement because our board is seeking a proxy to vote your shares at the annual meeting. This proxy statement is intended to assist you in deciding how to vote your shares. At the close of business on July 31, 2007 there were 51,007,473 shares of common stock outstanding, which constitute all of the outstanding voting shares of NexCen. Only holders of record shares of common stock on the close of business on July 31, 2007 will be entitled to vote at the annual meeting. On August 7, 2007, we will begin mailing this proxy statement to all persons who will be entitled to vote at the annual meeting.

We are paying the cost of requesting these proxies. Our directors, officers and employees may request proxies in person or by telephone, mail, facsimile or otherwise, but they will not receive additional compensation for their services. The company will not engage a proxy solicitor for the annual meeting. We will reimburse brokers and other nominees for their reasonable out-of-pocket expenses for forwarding proxy materials to beneficial owners of our common stock shares.

In this proxy statement, “NexCen,” the “company,” “we,” and “our” refer to NexCen Brands, Inc. and its subsidiaries and predecessors.

VOTING YOUR SHARES

If you are a stockholder of record, you may vote your shares at the annual meeting either in person or by proxy. To vote in person, you must attend the annual meeting and obtain and submit a ballot. We recommend that you submit a proxy even if you plan to attend the annual meeting. Ballots for voting in person will be available at the annual meeting. To vote by proxy, you must complete and return the enclosed proxy card in time to be received by us before the annual meeting. By completing and returning the proxy card, you will be directing the persons designated on the proxy card to vote your shares at the annual meeting in accordance with the instructions you give on the proxy card. If you attend the annual meeting, you may vote by ballot, which cancels any proxy previously submitted.

You also may submit your proxy by telephone by calling the toll-free telephone number on the enclosed proxy card or through the Internet by going to the Internet address on the enclosed proxy card. Please have your proxy card available when you call or go online. Telephone and Internet access is available 24 hours a day, seven days per week and will be accessible until 11:59 p.m., Eastern Time, on September 4, 2007. You will be prompted to enter the number printed on your proxy card and to follow the instructions to submit your proxy. Our telephone and Internet proxy procedures are designed to authenticate stockholders by using individual control numbers.

If you are a beneficial owner, please refer to your proxy card or the information provided by your bank, broker, custodian, or record holder for information on telephone or Internet voting. If you submit your proxy by telephone or through the Internet, please do not mail your proxy card. If you are located outside the United States or Canada, see your proxy card or other materials for additional instructions.

If you sign and date your proxy but do not make specific choices, your proxy will follow the respective board of director recommendations and vote your shares as follows:

• “FOR” the election of the nominees named in the proxy statement as NexCen directors; and

•    “FOR” the proposal to ratify the appointment of KPMG LLP, as our independent registered public accounting firm for fiscal year 2007.

Stockholders who hold shares registered in the name of a broker or other nominee may generally only vote pursuant to the voting instructions given to them by their broker or other nominee. In addition, if you hold shares registered in the name of a broker or other nominee, generally the nominee may only vote your shares as you direct, except that if you fail to provide directions, the nominee may nevertheless vote on matters for which it has discretionary voting authority. Brokers will have discretionary voting authority to vote on routine matters incident to the conduct of the annual meeting, including the election of directors and ratification of the outside auditor. If a nominee cannot vote on a matter because it does not have discretionary voting authority, this is a “broker non-vote” on that matter. In order to vote their shares by attending the annual meeting, as opposed to directing their broker or nominee to vote their shares, stockholders who hold shares registered in the name of a broker or other nominee generally must bring to the annual meeting a legal proxy from the broker or nominee authorizing them to vote the shares.

QUORUM

A quorum for the transaction of business at the annual meeting will be established by the presence, in person or by proxy, of a majority of the shares of our common stock issued and outstanding on the July 31, 2007 . Abstentions and broker non-votes each will be included in determining the number of shares present and voting at the meeting for the purpose of determining the presence of a quorum.

VOTE REQUIRED

Each share of our common stock issued and outstanding on the July 31, 2007 will be entitled to one vote.

•	For the election of directors in Proposal 1, the nine candidates who receive the highest number of votes cast “For” at the annual meeting shall be elected, provided a quorum is present.

•
The affirmative vote of a majority of the shares of our common stock present in person or represented by proxy at the annual meeting, and entitled to vote on the subject matter, shall be required to approve Proposal 2, provided a quorum is present.

Under the General Corporation Law of the State of Delaware, an abstaining vote and a broker "non-vote" are counted as present and are, therefore included for purposes of determining whether a quorum of shares is present at the annual meeting. A broker “non-vote” occurs when a broker submits a proxy card with respect to shares of common stock held in a fiduciary capacity (typically referred to as being held in “street name”), but declines to vote on a particular matter because the broker has not received voting instructions from the beneficial owner. Under the rules that govern brokers who are voting with respect to shares held in street name, brokers have the discretion to vote such shares on routine matters, but not on non-routine matters. Proposals 1 and 2 are routine matters. For the purpose of determining whether the stockholders have approved matters other than the election of directors, abstentions are treated as shares present or represented and voting, so abstentions have the same effect as negative votes.

•	For Proposal 1, abstentions and broker non-votes will not affect the outcome of this proposal.

•
For Proposal 2, because this proposal requires the affirmative vote of a majority of the shares present in person or by proxy at the meeting and entitled to vote on the subject matter, abstentions will have the same effect as votes against the proposal because the shares will count toward the quorum but not toward the vote needed to adopt this proposal. Broker non-votes will have no effect on this proposal.

OTHER BUSINESS; ADJOURNMENTS

We are not currently aware of any other business to be acted upon at the annual meeting. If, however, other matters are properly brought before the annual meeting, or any adjournment of the annual meeting, your proxies include discretionary authority on the part of the individuals appointed to vote your shares or act on those matters according to their best judgment, including to adjourn the meeting, unless you have expressly elected to withhold discretionary authority on your proxy card.

Adjournments may be made for the purpose of, among other things, soliciting additional proxies. Any adjournment may be made from time to time by approval of the holders of shares representing a majority of the votes present in person or by proxy at the meeting, whether or not a quorum exists, without further notice other than by an announcement made at the meeting. We do not currently intend to seek an adjournment of the annual meeting.

REVOKING YOUR PROXY

If you decide to change your vote, you may revoke your proxy at any time before it is voted. You may revoke your proxy in one of the following three ways:

1.
You may notify the Secretary of NexCen in writing that you wish to revoke your proxy. Please contact: NexCen Brands, Inc., 1330 Avenue of the Americas, 34th Floor, New York, NY, Attention: David B. Meister, Secretary. We must receive your notice before the time of the annual meeting.

2.	You may submit a proxy dated later than your original proxy.

3.	You may attend the annual meeting and vote. Merely attending the annual meeting will not by itself revoke a proxy. You must obtain a ballot and vote your shares to revoke the proxy.

PROPOSAL 1 - ELECTION OF DIRECTORS

The following individuals are the nominees for election to the board of directors:

David S. Oros
Robert W. D’Loren
James T. Brady
Paul Caine
Jack B. Dunn IV
Edward J. Mathias
Jack Rovner
George P. Stamas
Marvin Traub

Each director will be elected to serve for a one-year term, unless he resigns or is removed before his term expires, or until his replacement is elected and qualified. All of the nominees are currently members of the board of directors and have consented to serve as directors if re-elected.

Messrs. Rovner and Traub were introduced to the board of directors through Mr. D’Loren, the Company’s president and chief executive officer. Under the terms of the agreement by which the Company acquired UCC (Mr. D’Loren’s predecessor company), the Company granted Mr. D’Loren a one-time right to nominate two persons to the board of directors, provided that such nominees were approved by the Nominating Committee of the board of directors and satisfied the prerequisite requirements for independence. Mr. Rovner was the first such nominee; he was nominated and then elected to the board of directors at the 2006 Annual Meeting of stockholders. Mr. Traub is the second such nominee; he was nominated and then appointed to the board of directors on May 2, 2007 with the understanding that he would be recommended for election at the 2007 Annual Meeting. As discussed under “Director Independence” and “Certain Relationships and Related party Transactions” on pages 15 and 39 respectively, following Mr. Traub’s initial appointment to the board of directors, a company affiliated with Mr. Traub entered into an agreement with the Company and as a result the board of directors subsequently determined that Mr. Traub is no longer independent.

If any of the nominees cannot serve for any reason (which is not anticipated), the board of directors may designate a substitute nominee or nominees. If a substitute is nominated, we will vote all valid proxies for the election of the substitute nominee or nominees. Alternatively, the board of directors also may decide to leave a board seat or seats open until a suitable candidate or candidates are located, or it may decide to reduce the size of the board.

Each director elected at the annual meeting will serve as a director of NexCen until the 2008 annual meeting.

RECOMMENDATION

The board of directors recommends a vote “FOR” each of the nominees to the board of directors.

PROPOSAL 2 - RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The board of directors, upon the recommendation of the Audit Committee and subject to the ratification by the stockholders, has appointed KPMG LLP, an international accounting firm of independent certified public accountants, to act as the independent registered public accounting firm for NexCen and its consolidated subsidiaries for 2007. The board of directors believes that KPMG’s experience with and knowledge of NexCen are important and would like to continue this relationship. KPMG has advised NexCen that the firm does not have any direct or indirect financial interest in NexCen or any of its subsidiaries, and KPMG has not had any such interest since NexCen’s inception in 1996, other than as a provider of auditing and accounting services.

In making the recommendation for KPMG to continue as NexCen’s independent registered public accounting firm for the year ended December 31, 2007, the Audit Committee reviewed past audit results and the non-audit services performed during 2006 and proposed to be performed during 2007. In selecting KPMG, the Audit Committee and the board of directors carefully considered KPMG’s independence. The Audit Committee has determined that the performance of the non-audit services performed by KPMG did not impair KPMG’s independence.

KPMG has confirmed to NexCen that it is in compliance with all rules, standards and policies of the Public Company Accounting Oversight Board and the SEC governing auditor independence.

A representative of KPMG is expected to attend the annual meeting. The KPMG representative will have the opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions from stockholders.

AUDIT FEES

The aggregate fees billed for professional services rendered for NexCen by KPMG LLP, NexCen’s independent auditor, for the years ended December 31, 2006 and 2005 were:

	2006	2005
Audit Fees	$310,000	$223,000
Audit-Related Fees	126,264	—
Tax Fees	76,544	28,300
Total Fees	$512,808	$251,300

“Audit Fees” include time billed to NexCen for professional services rendered for the annual audit for NexCen’s consolidated financial statements, the quarterly reviews of the consolidated financial statements for fiscal years 2006 and 2005, and the audit with respect to management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006 and 2005 and the effectiveness of internal control over financial reporting as of December 31, 2006 and 2005.

The aggregate amount billed for all tax fees for the years ended December 31, 2006 and 2005 (see chart above under heading “Tax Fees”) principally covered tax planning, tax consulting, and tax compliance services provided to NexCen.

“Audit Related Fees” include professional services performed by KPMG LLP, related to the UCC and The Athlete’s Foot acquisitions, and Form 8-K and Form S-3 filings with the SEC.

NexCen does not use its independent auditor as its internal auditor nor does it have an internal auditor.

No other professional services were rendered or fees were billed by KPMG for the most recent fiscal year or for the years ending December 31, 2006 and 2005.

The Audit Committee has adopted policies and procedures for the pre-approval of the above fees. All requests for services to be provided by KPMG are submitted to the Audit Committee. Requests for all non-audit related services require pre-approval from the entire Audit Committee. A schedule of approved services is then reviewed and approved by the entire Audit Committee at each Audit Committee meeting.

Less than 50% of the hours expended on the audit engagement of KPMG were attributable to persons other than full-time, permanent employees of KPMG.

RECOMMENDATION

The board of directors recommends a vote “FOR” ratification of the appointment of KPMG.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to beneficial ownership of our common stock as of June 30, 2007 as to:

•	each of our directors, nominees and named executive officers individually;

•	all our directors, nominees and executive officers as a group; and

•	each person (or group of affiliated persons) known by us to own beneficially more than 5% of our outstanding common stock.

For the purposes of calculating percentage ownership as of June 30, 2007, 51,006,823 shares were issued and outstanding and, for any individual who beneficially owns shares of restricted stock that will vest or shares represented by options that are or will become exercisable within 60 days of June 30, 2007, those shares are treated as if outstanding for that person, but not for any other person. In preparing the following table, we relied upon statements filed with the SEC by beneficial owners of more than 5% of the outstanding shares of our common stock pursuant to Section 13(d) or 13(g) of the Securities Exchange Act of 1934, unless we knew or had reason to believe that the information contained in such statements was not complete or accurate, in which case we relied upon information which we considered to be accurate and complete. Unless otherwise indicated, the address of each of the individuals and entities named below is: c/o NexCen Brands, Inc., 1330 Avenue of the Americas, 34th Floor, New York, NY 10019.

	Beneficial Ownership of Shares
Name and Address	Number	Percent
Directors, nominees and executive officers:
David S. Oros (1)	2,233,085	4.18%
Robert W. D'Loren (2)	3,318,754	6.22%
James Haran (3)	539,027	1.01%
David B. Meister	-	*
Charles A. Zona	-	*
James T. Brady (4)	102,500	*
Paul Caine	-	*
Jack B. Dunn IV	-	*
Edward J. Mathias (5)	156,700	*
Jack Rovner	25,000	*
Truman Semans (6)	30,000	*
George P. Stamas (7)	146,868	*
Marvin Traub	30,000	*
David Reymann (8)	184,296	*
All directors and named executive officers as a group (14 Persons)	6,766,230	12.67%

5% stockholders: None

*	Less than 1%.

(1)
Includes exercisable warrants to purchase 812,500 shares of the Company’s common stock, 50,000 shares of restricted stock that became exercisable on June 6, 2006, and exercisable options to purchase 130,600 shares of the Company’s common stock. Excludes 900,000 shares of common stock held in escrow on behalf of the former UCC security holders as earn-out consideration pursuant to a merger agreement over which Mr. Oros exercises voting control by virtue of a proxy granted to him.

(2)
Includes 578,941 shares of the Company’s common stock owned by Mr. D’Loren, of which 102,666 shares are held in escrow to satisfy indemnification claims made by the Company against former stockholders of UCC Capital Corp., and UCC Consulting Corp, (collectively “UCC”), and 153,249 shares held in escrow until such time (if any) as future performance targets provided in the UCC merger agreement are satisfied. Includes options to purchase 937,235 shares of common stock vested on June 6, 2007. Excludes 268,654 shares of common stock owned by the Robert D’Loren Family Trust dated March 29, 2002 (the “Trust”), the beneficiaries of which are two minor children of Mr. D’Loren. The Trust is irrevocable, the trustee is not a member of Mr. D’Loren’s immediate family, and the trustee has independent authority to vote and dispose of the shares held by the Trust. Excludes 96,715 shares of the Company’s common stock owned by the Trust and held in escrow and that until and unless earned are subject to forfeiture if certain performance targets as outlined in the UCC merger agreement are not met. Mr. D’Loren expressly disclaims beneficial ownership of all shares owned by the Trust. Includes 1,325,359 shares of the Company’s common stock owned by D’Loren Realty, L.L.C., (“Realty”) for which Mr. D’Loren is the sole Member-Manager and possesses full voting and dispositive power. Includes 477,129 shares of common stock owned by Realty and held in escrow and that until and unless earned are subject to forfeiture if certain performance targets as outlined in the UCC merger agreement are not met. Excludes 1,413,423 shares of common stock held in escrow on behalf of Athlete’s Foot Marketing Associates, L.L.C., to secure indemnification obligations pursuant to a purchase agreement over which Mr. D’Loren exercise voting control by virtue of a proxy granted to him.

(3)	Includes exercisable options to purchase 193,929 shares of common stock.

(4)	Includes exercisable options to purchase 100,000 shares of common stock.

(5)
Includes exercisable options to purchase 100,000 shares of common stock, 19,000 shares of common stock held indirectly in a retirement account and 4,700 shares of common stock held as custodian for Ellen Mathias.

(6)	Includes 30,000 shares of common stock held by Mr. Semans wife.

(7)	Includes exercisable options to purchase 135,600 shares of common stock.

(8)	Includes exercisable options to purchase 112,500 shares of common stock.

DIRECTORS AND EXECUTIVE OFFICERS

The following table shows, as of the July 31, 2007, the names and ages of all director nominees and NexCen’s executive officers who will continue to serve after the annual meeting.

Name	Age	Position
David S. Oros	47	Chairman of the Board
Robert W. D'Loren	49	Director, President, and Chief Executive Officer
David B. Meister	49	Senior Vice President and Chief Financial Officer
James Haran*	46	Executive Vice President, M&A and Operations
Charles A. Zona	57	Executive Vice President, Brand Management and Licensing
James T. Brady (2) (3) (4)	66	Director
Paul Caine	43	Director
Jack B. Dunn IV (1) (3) (4)	56	Director
Edward J. Mathias (1) (2) (3) (4)	65	Director
Jack Rovner (1) (4)	52	Director
George P. Stamas	56	Director
Marvin Traub	81	Director

(1) Member of the Compensation Committee.

(2) Member of the Audit Committee.

(3) Member of the Nominating Committee.

(4) Member of the Corporate Governance Committee.

* Mr. Haran became an executive officer effective as of May 1, 2007. Accordingly, the disclosure regarding Mr. Haran for the fiscal year ended December 31, 2006 is being provided solely for informational purposes.

David S. Oros founded the Company in 1996, and currently serves as our chairman. From 1996 until June 2006, Mr. Oros served as our Chief Executive Officer. From 1994 until 1996, Mr. Oros was President of NexGen Technologies, L.L.C., a wireless software development company that contributed all of its assets to the Company. From 1992 until 1994, he was President of the Wireless Data Group at Westinghouse Electric. Prior to that, from 1982 until 1992 Mr. Oros was at Westinghouse Electric directing internal research and managing large programs in advanced airborne radar design and development. Mr. Oros received a B.S. in mathematics and physics from the University of Maryland, and holds a U.S. patent for a multi-function radar system. Mr. Oros currently serves on the board of directors for Smart Video™ d/b/a uVuMobile, the University of Maryland School of Nursing, the Baltimore's Port Discovery Children's Museum, and on the board of trustees for the University of Maryland Baltimore Foundation, Inc. Mr. Oros is also a managing partner for Global Domain Partners, LLC.

Robert W. D'Loren was elected a director and appointed Chief executive officer of the Company on June 6, 2006. He was appointed President on August 9, 2006. Prior to that, he served as President and chief executive officer of UCC Capital Corporation, where he pioneered intellectual property and whole company securitization finance and was responsible for developing many of the structures and credit enhancement products currently being utilized in the market today. Prior to forming UCC, Mr. D'Loren served as President and Chief Operating Officer of CAK Universal Credit Corporation, an intellectual property finance company. From 1985 to 1997, Mr. D'Loren founded and served as President and chief executive officer of the D'Loren Organization, a real estate investment, lending, and restructuring firm responsible for aggregate transactions in excess of $2 billion. Prior to that, Mr. D'Loren served as an asset manager for Fosterlane Management where he managed $1.8 billion of Class A commercial real estate assets, and previously served as a manager with Deloitte & Touche. Mr. D'Loren has served as a director or board advisor to Business Loan Express, The Athlete's Foot, Bike Athletic Company, Bill Blass Ltd., Candies Inc., Iconix Brand Group, and currently serves on the board of The Longaberger Company.

David B. Meister has served as Senior Vice President and Chief Financial Officer since joining the Company on September 12, 2006. In his role, Mr. Meister is responsible for all financial functions of the company, along with treasury management, investor relations, human resources and information technology. Prior to his appointment, he worked with the company as a consultant since July 2006. Before joining the company, Mr. Meister served as Chief Financial Officer and Senior Vice President of Barrington Broadcasting Corporation and Double O Radio Corporation from January 2005 until June 2006. From 2002 through December 2004, Mr. Meister was Vice President of Buccino & Associates, a turnaround consulting and crisis management firm, and from 1999 to 2001, Mr. Meister served as Senior Vice President - Finance and Operations of eChips, Inc., a joint venture of four Fortune 500 companies in the electronic components industry. Mr. Meister began his career with Ernst & Young, LLP, and then spent 10 years at Reliance Group Holdings Inc. and Telemundo Group, Inc., a company he helped to launch. Mr. Meister earned his BA in Political Science from the University of Rochester and an MBA from the William E. Simon Graduate School of Business Administration at the University of Rochester. Mr. Meister is a Certified Public Accountant.

James Haran joined the Company on June 6, 2006 as Executive Vice President of M&A. Prior to joining NexCen, Mr. Haran served for nine years as the Chief Credit Officer of UCC Capital Corporation. Mr. Haran has a broad range of business experience in structured finance, M&A and consulting. For the past eight years his focus has been on maximizing value and creating leveraged opportunities for IP centric companies and assets. These industries include apparel and footwear, franchising, and entertainment. Mr. Haran played a key role in the BCBG Max Azria transaction, winner of the Institutional Investor's Securitization News 2004 Deal of the Year Award. Prior to joining UCC, Mr. Haran was a Partner at Sidney Yoskowitz and Company P.C., a regional diversified certified public accounting firm. During his tenure, which began in 1987, his focus was on real estate and financial services companies. Mr. Haran served his clients on an array of strategic and operational levels. Mr. Haran is a Certified Public Accountant and holds a Bachelor of Science degree from State University of New York, at Plattsburgh.

Charles A. Zona joined the Company on December 11, 2006 as Executive Vice President of Brand Management and Licensing. Prior to joining the Company, Mr. Zona was a licensing consultant for three years for clients such as The J. Peterman Company, Chris-Craft Boats and XOR. Before that, he served as the Senior Vice President of Consumer Products for The National Football League Properties where he was responsible for developing a new consumer products (apparel, hardlines and accessories) licensing business model. Preceding his position with the NFL, he served as President of Salant Menswear Group which included Perry Ellis Dress Furnishings/Accessories and Private Label denim. Earlier, he served, for nine years, as President of Nautica Dress Furnishings/State of Maine Menswear Division. Mr. Zona began a 19-year career in retail at Stern Brothers Department Stores and Bambergers that concluded as a Senior Vice President at Lord and Taylor. He holds a BS degree in Industrial Relations from Seton Hall University.

James T. Brady was elected director of the Company on June 28, 2002. Mr. Brady has served as the Managing Director - Mid-Atlantic, for Ballantrae International, Ltd., a management consulting firm, since 2000 and was an independent business consultant from May 1998 until 2000. From May 1995 to May 1998, Mr. Brady was the Secretary of the Maryland Department of Business and Economic Development. Prior to May 1995, Mr. Brady was a managing partner with Arthur Andersen LLP in Baltimore, Maryland. Mr. Brady is a director of McCormick & Company, Inc., Constellation Energy Group and T. Rowe Price Group. Mr. Brady received a B.A. from Iona College.

Paul Caine was named group publisher of the PEOPLE Group in December 2005 overseeing all advertising sales and marketing operations at PEOPLE, People.com, StyleWatch and People en Español. Mr. Caine joined PEOPLE in September 2004 as publisher. He previously served as publisher of Entertainment Weekly and Teen People. His career at Time Inc. began in 1989 as an advertising sales representative for PEOPLE. In 1994, he launched Teen People and, as associate publisher, took the title’s advertising page count from zero to 800 in the first year. In 2001, Caine returned to PEOPLE as associate publisher. In November 2003, Caine was named publisher of Entertainment Weekly.

Prior to joining Time Inc., Caine worked for USA Today and J. Walter Thompson.  Caine serves on the executive board of the CJ Foundation for SIDS (Sudden Infant Death Syndrome) in memory of his son, Griffin Matthew. Caine is also on the board of MusicCares, an advisor to PAX (Real Solutions to Gun Violence) and has acted as a “Principal For A Day” for PENCIL. He has also worked with the Tito Puente School for the Performing Arts and consulted with the New York City School Board to develop a template for student governments in “at risk” public schools. In addition, he is a visiting professor at Indiana University where he teaches a one credit publishing course. A graduate of Indiana University with a BS in Business Communication, Caine was entered into its Telecommunications Alumni Hall of Fame in 2000.

Jack B. Dunn IV was elected director of the Company on June 28, 2002. Since October 1995, Mr. Dunn has been Chief executive officer of FTI Consulting, Inc, a multi-disciplined consulting firm with practices in the areas of financial restructuring, corporate finance, forensic accounting, litigation consulting and economic consulting. He joined FTI in 1992 as Executive Vice President and Chief Financial Officer and has served as a director of FTI since May 1992 and as chairman of the board from December 1998 to September 2004. Mr. Dunn is a director of Pepco Holdings, Inc., a public utility company, and is a limited partner of the Baltimore Orioles. Prior to joining FTI, he was a member of the board of directors and a managing director of Legg Mason Wood Walker, Inc. and directed its Baltimore corporate finance and investment banking activities. He received a B.A. from Princeton University and a J.D. from the University of Maryland Law School.

Edward J. Mathias was elected director of the Company on June 28, 2002. Mr. Mathias has been a managing director of The Carlyle Group, a Washington, D.C. based private merchant bank, since 1994. Mr. Mathias served as a managing director of T. Rowe Price Associates, Inc., an investment management firm, from 1971 to 1993. He received a B.A. from the University of Pennsylvania and an M.B.A. from Harvard University.

Jack Rovner was elected director of the Company on October 31, 2006. Mr. Rover has built a solid track record as one of the music industry's most bankable "turn-around" men. He has led the venerable RCA Record label, co-founded Vector Recordings and has partnered to lead Vector Management - one of the most successful artist management and independent labels in the industry. Preceding his work at RCA and Vector, Mr. Rovner was senior vice president of Marketing at BMG North America and reported directly to the chairman of BMG Worldwide and directed marketing efforts for company-owned properties. As senior vice president of Arista Records from 1991 to 1994, he oversaw all brand marketing which yielded record-breaking sales for artists Whitney Houston and Kenny G. Mr. Rovner's career began at Columbia Records. From 1981 until his departure in 1991 from the office of Vice President of Marketing, he worked on all creative marketing aspects for Bruce Springsteen's Grammy Award winning recording Born in the USA , as well as projects for The Rolling Stones, Wynton Marsalis, and Pink Floyd. Mr. Rovner developed his passion for brand marketing and music while a student at the University of Iowa, where he was awarded a B.A. in Communication Studies.

George P. Stamas was elected a director of the Company on October 20, 1999. Since January 2002, Mr. Stamas has been a senior partner with the law firm of Kirkland and Ellis LLP. Also, since November 2001, Mr. Stamas has been a venture partner with New Enterprise Associates. From December 1999 until December 2001, Mr. Stamas served as the vice chairman of the board and managing director of Deutsche Banc Alex. Brown (now Deutsche Bank Securities). Mr. Stamas is counsel to, and a limited partner of, the Baltimore Orioles baseball team and also of Lincoln Holdings, which holds interests in the Washington Wizards and Washington Capitals. Mr. Stamas also serves on the board of directors of FTI Consulting, Inc. He received a B.S. in economics from the Wharton School of the University of Pennsylvania and a J.D. from the University of Maryland Law School.

Marvin Traub was appointed director of the Company by board resolution on May 2, 2007. Mr. Traub began his career at Bloomingdales and quickly gained experience in all aspects of merchandising before becoming Executive Vice President and General Merchandise Manager in 1962, President in 1969 and Chairman and CEO in 1978. During his tenure, Bloomingdales grew from a regional to a national chain, opening 16 stores across the country as the business grew four fold and developed a global leadership reputation for contemporary fashion and excitement in retailing. Mr. Traub also served as a Director of Federated Department Stores for twelve years and Vice Chairman of the Campeau Corporation prior to his resignation in 1992. At that time, he formed Marvin Traub Associates (“MTA”), a consulting firm with expertise in global retailing, shopping centers, marketing, media and the consumer goods sector.

Mr. Traub serves as Senior Advisor to Compass Advisers, a multi dimensional financial services firm and as Chairman of S.D. Retail Consulting - formerly Senn Delaney. Mr. Traub serves on the Board and Executive Committee of the Parsons School of Design of the New School. Mr. Traub graduated from Harvard College Magna Cum Laude in 1947 and Harvard Business School with Distinction in 1949.

Director Independence

Each of our directors, other than Messrs. Oros, D’Loren, Stamas, and Traub, qualifies as “independent” in accordance with the published listing requirements of Nasdaq Global Market. The Nasdaq Global Market independence definition includes a series of objective tests, such as, that the director is not an employee of the company and has not engaged in various types of business dealings with the company. Our board of directors has not adopted any supplemental independence standards. However, as required by Nasdaq Global Market rules, the board of directors has made a subjective determination with respect to each director as to whether any relationships exist which, in the opinion of the board of directors, would interfere with the exercise of independent judgment by that director in carrying out the responsibilities of a director, regardless of whether the director otherwise satisfies the published independence standards of the Nasdaq Global Market. In making these determinations, the directors reviewed and discussed information provided by the directors and management with regard to each director’s business and personal activities as they relate to NexCen and NexCen’s management. Messrs. Oros and D’Loren are employed by the Company, and, as such, neither qualifies as an independent director under the Nasdaq Global Market standards. The board of directors also determined that Mr. Stamas should not be considered an independent director in view of the business relationship between the Company and Kirkland & Ellis LLP, which is the Company’s primary outside counsel and of which Mr. Stamas is a partner. The board of directors made this decision despite the fact that this business relationship does not cause Mr. Stamas to be deemed non-independent under the Nasdaq Global Market standards. As a result, Mr. Stamas does not serve on any of the Company’s standing committees, other than the Corporate Governance Committee. The board of directors also determined that Mr. Traub should not be considered an independent director because in July 2007 the Company entered into a commercial agreement with Mr. Traub and a business that he operates and owns, Marvin Traub Associates, Inc., and the board anticipates that the Company may enter into additional agreements with Mr. Traub in the future. The current agreement is described below under heading “Certain Relationships and Related Party Transactions” beginning on page 36. All members of the Audit Committee, Compensation Committee and Nominating Committee are independent directors.

In connection with the independence determination for Mr. Dunn, the directors considered that in 2006, FTI Consulting, Inc. (“FTI”) provided due diligence services to the Company totaling approximately $15,000 in connection with the acquisition of UCC. Since 1992, Mr. Dunn has served as a director of FTI, and as its president and chief executive officer. The board of directors has determined that Mr. Dunn should be considered an independent director in view of the fact that the services were immaterial to FTI and of a one-time nature. The board of directors intends to continue to monitor any relationships that the directors have with the company’s service providers. Other than the consulting services provided by FTI, the board of directors did not consider and was not aware of any other transactions, relationships or arrangements that would affect the determination of our directors’ independence under the Nasdaq Global Market standards.

MEETINGS OF THE BOARD OF DIRECTORS AND BOARD COMMITTEES

The board of directors held a total of eight meetings during 2006 and the independent directors held a total of four meetings during 2006. Each director attended 75% or more of the total number of meetings of the board of directors and any committee on which the director served.

The board of directors encourages each director to attend the annual meeting of shareholders. The eight directors in office as of the date of the 2006 Annual Meeting of shareholders attended the meeting.

The standing committees of the board of directors include the Audit Committee, the Compensation Committee, the Nominating Committee, and the Corporate Governance Committee. The charters of each of the Audit Committee, the Compensation Committee, the Nominating Committee, and the Corporate Governance Committee of the board are also available on the company’s website at www.nexcenbrands.com. Stockholders may obtain a free copy of these committee charters from the address set forth above.

Audit Committee. The Audit Committee assists the board of directors in overseeing the integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, the qualifications and independence of the Company’s independent auditors, and the performance of the Company’s independent auditors. The Audit Committee reviews and assesses the adequacy of its charter on an annual basis. As described more fully in its charter, the purpose of the Audit Committee is to assist the board of directors in its general oversight of the company’s financial reporting, internal control, and audit functions. Management is responsible for the preparation, presentation, and integrity of the company’s financial statements; accounting and financial reporting principles; internal controls; and procedures designed to reasonably assure compliance with accounting standards, applicable laws, and regulations. KPMG, the Company’s independent registered public accounting firm, is responsible for performing an independent audit of the company’s consolidated financial statements in accordance with generally accepted auditing standards and expressing opinions on management’s assessment of the effectiveness of the Company’s internal control over financial reporting and their own assessment of the effectiveness of the company’s internal control over financial reporting. In accordance with law, the Audit Committee has ultimate authority and responsibility to select, compensate, evaluate and, when appropriate, replace the company’s independent audit firm. The Audit Committee has the authority to engage its own outside advisors, including experts in particular areas of accounting, as it determines appropriate, apart from counsel or advisors hired by management.

The Audit Committee currently consists of Messrs. Brady, Semans and Mathias, with Mr. Brady serving as its chairman. The board has determined that the members of the Audit Committee satisfy the “independence” and “financial literacy” requirements for audit committee members as set forth by the Securities Exchange Commission (the “SEC”) and as adopted in the Nasdaq listing standards. The board of directors has also determined that Mr. Brady is an audit committee financial expert, as defined by Item 407 of Regulation S-K and as required by Nasdaq Rule 4350(d), and is independent of management, as defined by Rule 10A-3(b)(1) of the Securities Exchange Act of 1934, as amended and Nasdaq Rule 4200(a)(15) and as required by Nasdaq Rule 4350(d). We believe Mr. Brady is qualified to be an “audit committee financial expert” because he has the following attributes: (i) an understanding of generally accepted accounting principles, or GAAP, and financial statements, (ii) the ability to assess the general application of such principles in connection with accounting for estimates, accruals and reserves, (iii) experience preparing, auditing, analyzing or evaluating financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of issues that can reasonably be expected to be raised by NexCen’s financial statements, and experience actively supervising one or more persons engaged in such activities, (iv) an understanding of internal controls over financial reporting and (v) an understanding of audit committee functions. Mr. Brady has acquired these attributes by means of having held various positions that provided the relevant experience, including 33 years with Arthur Andersen (including twenty years as an audit partner) and membership on the audit committees of several public companies since 1998. Mr. Brady also serves on the audit committees of three other public companies, but the board of directors has determined that such service does not affect his independence, responsibilities, or duties as a member of the audit committee. The responsibilities and activities of the Audit Committee are described in greater detail in “Audit Committee Report,” beginning on page 36, and the Audit Committee’s charter, which is located on our website at www.nexcenbrands.com.

Mr. Semans has announced his retirement from the board of directors following the 2007 Annual Meeting of stockholders. Mr. Caine has been nominated by the board of directors for election at the 2007 Annual Meeting and upon election to the board of directors for immediate appointment as a member of the Audit Committee to replace Mr. Semans.

During 2006, the Audit Committee met four times.

Compensation Committee. The Compensation Committee currently consists of Messrs. Mathias, Dunn, and Rovner, with Mr. Mathias serving as its chairman. All members of the Compensation Committee are independent directors, as defined under the Nasdaq Global Market listing standards. The Compensation Committee is primarily responsible for: setting the chief executive officer's compensation based on the achievement of corporate objectives; reviewing and recommending approval of the compensation of the Company's other executive officers; administering our stock option and stock incentive plans; reviewing and making recommendations to the board of directors with respect to the Company’s overall compensation objectives, policies and practices, including with respect to incentive compensation and equity plans; and evaluating the chief executive officer's performance in light of corporate objectives.

During 2006, the Compensation Committee met one time.

Nominating Committee. The members of the Nominating Committee are Messrs. Brady, Dunn, and Mathias, with Mr. Dunn serving as its chairman. All members of the Nominating Committee are independent directors, as defined under the Nasdaq Global Market listing standards. The Compensation Committee is primarily responsible for: identifying, evaluating and recommending nominees to serve on the board of directors and committees of the board of directors; conducting searches for appropriate directors and evaluating the performance of the board of directors and of individual directors; and screening and recommending to the board of directors individuals qualified to become the chief executive officer of the Company or to become senior executive officers of the Company.

During 2006, the Nominating Committee met one time.

Corporate Governance Committee. The members of the Corporate Governance Committee are Messrs. Brady, Stamas, Dunn, Mathias, Rovner, and Semans. The Compensation Committee is primarily responsible for: assessing the policies, procedures and performance of the board of directors and its committees; developing, evaluating and recommending to the board of directors any changes or updates to the Company’s Code of Ethics or Senior Financial Officers Code of Ethical Conduct; making such other recommendations to the board of directors regarding affairs relating to the directors and senior officers of the Company as the Corporate Governance Committee deems appropriate; developing and recommending to the board of directors corporate governance principles applicable to the Company; and taking a leadership role in shaping the corporate governance of the Company. The Corporate Governance Committee did not meet in 2006.

STOCKHOLDER NOMINATIONS FOR DIRECTORS

NexCen’s stockholders may submit candidates for consideration as director nominees. All candidate submissions must comply with the requirements of our Certificate of Incorporation and bylaws as well as the requirements of the Exchange Act. Our bylaws contain certain time limitations and procedures for stockholder nominations of directors. Any stockholder who intends to bring before an annual meeting of stockholders any nomination for director shall deliver a written notice to the secretary of NexCen setting forth specified information with respect to the stockholder and additional information as would be required under Regulation 14A under the Exchange Act and Rule 14a-8 for a proxy statement used to solicit proxies for such nominee. In general, the notice must be delivered not less than 45 days nor more than 90 days prior to the first anniversary of the proxy statement for the preceding year’s annual meeting; provided however that if the annual meeting is advanced by more than 20 days, or delayed by more than 70 days for such anniversary date, notice by a stockholder will be deemed timely if delivered no earlier than the 90th day prior to such annual meeting and not later than the later of the 45th day prior to such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made.

DIRECTOR NOMINEE CRITERIA AND PROCESS

The Nominating Committee unanimously recommended the nominees for election to the board of directors for the annual meeting. The Nominating Committee may consider suggestions from many sources, including stockowners and third-party search firms, regarding possible candidates for director. In accordance with its charter, the Nominating Committee will consider, among other things, the candidate’s educational and professional background, leadership experience, personal integrity, and expertise in matters affecting NexCen and its business. The Nominating Committee evaluates candidates on the basis of their qualifications, experience, skills, and ability to enhance stockholder value and without regard to gender, race, color, national origin, or other protected status. Once possible candidates are identified, the Nominating Committee will discuss its recommendations with the board of directors. If the candidate is approved by the board of directors, the recommended candidate will be nominated for election by NexCen’s stockholders (appointed to fill a vacancy on the board, if applicable). When a vacancy occurs on the board of directors, the Nominating Committee will recommend to the board of directors a nominee to fill the vacancy. As provided in NexCen’s bylaws, the board may appoint a new director when a vacancy occurs between annual meetings of stockholders. Candidates proposed by stockholders in accordance with the processes outlined below will be reviewed using the same criteria as candidates initially proposed by the Nominating Committee.

In connection with the acquisition of UCC, the board granted Mr. D’Loren the one-time right to nominate two persons to the board of directors, provided that such nominees were approved by the Nominating Committee of the board of directors and satisfied the prerequisite requirements for independence. Messrs. Rovner and Traub were introduced to the board of directors through Mr. D’Loren. Mr. Rovner was the first such nominee; he was nominated and then elected to the board of directors at the 2006 Annual Meeting of stockholders. Mr. Traub was the second such nominee; he was nominated and then appointed to the board of directors on May 2, 2007 with the understanding that he would be recommended for election at the 2007 Annual Meeting.

DIRECTOR COMPENSATION

In 2005 and up until March 2006, non-employee directors received $5,000 for each board meeting they attended, reimbursement for reasonable travel expenses relating to attendance at board meetings, and discretionary grants of stock options. Audit Committee members received $2,000 for each Audit Committee meeting they attended, and the chairperson of the Audit Committee received a $7,500 annual retainer. In March 2006, the board of directors approved increases in the compensation payable to non-management directors. The compensation includes an annual retainer of $20,000 (paid quarterly) and a fee of $1,500 for each board meeting attended in person or by phone. In addition to board retainer and attendance fees, the chairperson of each board committee (other than the Audit Committee) receives an additional retainer of $2,500. The chairperson of the Audit Committee receives a $12,500 annual retainer. Audit Committee members also receive a fee of $2,500 for each Audit Committee meeting they attend. Directors will continue to be reimbursed for reasonable travel expenses relating to attendance at board meetings.

In the discretion of the board of directors, the non-employee directors may receive stock options for their service on the board. In June 2002, each director received a grant of 100,000 stock options, of which 25,000 vested in each of June 2003, June 2004, June 2005, and June 2006. Mr. Semans became a director in November 2006 and received a grant of 100,000 stock options, of which one-third vested in each of November 2003, November 2004, and November 2005. In 2006, upon the recommendation of the Compensation Committee, non-management directors were granted 25,000 nonqualified options to purchase shares of our common stock. Prior to the grant in 2006, no options had been granted to our directors since 2002. In May 2007, in connection with Mr. Traub’s appointment to the board of directors, Mr. Traub received a grant of 29,166 stock options which includes a pro rata amount of the 25,000 stock options granted to non-employee directors in 2006, and an additional 25,000 stock options granted for his expected services in 2007. Directors who are employees of NexCen do not receive compensation for their services as directors or as members of board committees.

EXECUTIVE OFFICER COMPENSATION

Compensation Discussion and Analysis

Overview and Objectives

In 2006, we transformed our company by exiting the mortgage-backed securities business that we had operated since 2004 to focus on a new intellectual property business. As part of this transformation, we transitioned to a new senior management team. As a result of these activities, our compensation programs and policies for our named executives in 2006 had several different objectives:

•	Provide reasonable financial incentives for outgoing managers to remain in place for a period of time to effect an orderly transition of the management of the business;

•
Provide reasonable severance packages for outgoing managers, through a combination of current cash payments, continued benefits and long-term equity awards, in recognition of their long-standing service to the Company and their significant contributions to identifying and initiating the new intellectual property business strategy; and

•
Provide new senior managers with a combination of current compensation and long-term opportunities sufficient to attract outstanding senior executives and provide them with incentives to (i) build and manage our business so that we become profitable and (ii) create substantial value for our stockholders over the long term.

We began the business and management transition during 2006 and are continuing to develop our compensation programs and policies in 2007, as we build both our business and our senior management team. As a result, we expect that we may make material adjustments and refinements to our compensation policies and programs in 2007.

Our current compensation programs are intended to reward our named executives for growing our business profitably. They also are intended to encourage the retention of executives who contribute significantly to improved business performance, overall growth and increased stockholder value. The components of our compensation programs for named executives include salary, annual bonus, equity incentive compensation and benefits.

We have paid salaries that are at or slightly below the median level in the marketplace, reflecting our goal of conserving cash as we acquire businesses and seek to build a profitable operation. To enable us to attract and retain superior individuals, however, we have offered generous performance-based annual bonus opportunities and equity incentive awards. In the case of our chief executive officer, on whom our business is dependent, we have agreed to a compensation package that, by component and in the aggregate, based upon our review of relevant market information, will be at the top of the marketplace if certain performance levels are achieved. We believe that this compensation package was necessary to attract and retain our chief executive officer.

Process for Determining Compensation

General. Our Compensation Committee plays an integral role in shaping the Company's overall compensation objectives, policies and practices. The Compensation Committee is responsible for, among other things, reviewing and recommending approval of the compensation of our executive officers; administering our equity incentive and stock option plans; reviewing and making recommendations to the board of directors with respect to incentive compensation and equity incentive and stock option plans, and evaluating our chief executive officer's performance in light of corporate objectives, and setting our chief executive officer's compensation based on the achievement of corporate objectives.

We rely on our judgment in making compensation decisions, based upon a review of the Company's performance, the executive's performance and responsibilities, the Company's and the executive's achievement of business objectives, plans and specified goals, and the executive's contributions to the development of the Company's business and its long-term prospects for growth and success. We take into account information about market levels of compensation provided by our compensation consultant, Towers Perrin, in setting compensation levels and programs for new executives. Towers Perrin uses information from relevant published compensation surveys, as well as public filings for similar peer companies. We also consider a named executive's current and past compensation levels in determining whether to make any discretionary awards or any adjustments to compensation of a continuing executive. In this process, our objective is to keep annual salaries at or below median levels, but to provide annual bonus opportunities and equity incentive awards that offer opportunities to earn overall compensation above median levels, if the Company and the executive deliver superior performance.

In general, we have not developed or adhered to any strict formulas in setting compensation or in establishing compensation packages. We expect that over time, the annual salaries of the named executive officers will be less than 50% of each person's overall annual compensation and a significantly smaller portion of such compensation over a period of years, taking into account the value of incentive equity awards. In 2006, because we did not pay any annual bonuses to the named executives who are continuing with the Company, and because none of their incentive equity awards had vested, salaries represented a large proportion of their overall annual compensation. We expect that this will change in future years.

Participation of the Chief Executive Officer and Other Executives. We do not currently have a human resources department. Our chief executive officer participates in discussions with the Compensation Committee regarding compensation decisions about all named executives other than himself. Except for the chief executive officer, no other named executive participates directly in discussions with the Compensation Committee about compensation matters, although they do discuss these matters with the chief financial officer. We expect to rely heavily on the recommendations of the chief executive officer on these matters, particularly with respect to the allocation of the annual bonus pool.

Role of the Compensation Consultant. To assist the Compensation Committee in fulfilling its responsibilities, the Compensation Committee has retained an independent compensation consultant, Towers Perrin. The consultant reports directly to the Compensation Committee. Other than the work Towers Perrin performs for the Compensation Committee and the board of directors, Towers Perrin has not provided any consulting services to NexCen or its executive officers.

In assisting the Compensation Committee, Towers Perrin presents the committee with peer group benchmarking data and information about other relevant market practices and trends, and makes recommendations to the Compensation Committee regarding target levels for various elements of total compensation for executive officers and directors of the Company. Towers Perrin's recommendations are presented to and considered by the Compensation Committee in their deliberations on compensation matters.

In 2006 Towers Perrin was retained by the Compensation Committee to provide a compensation study to benchmark and assist in the development of the compensation packages for Mr. D'Loren and Mr. Haran. The compensation study evaluated the reasonableness of the base salary, annual bonus and stock option grants proposed for Mr. D'Loren employment as our new chief executive officer in comparison to the competitive market. The compensation study was presented to the Compensation Committee and the board of directors and was considered by each in their deliberations and discussions on Mr. D'Loren's compensation package.

For 2007, Towers Perrin has been retained by the Compensation Committee to assist in a review of executive officer and director compensation. In the 2007 review, Towers Perrin obtained peer group benchmarking data primarily from a group of companies with revenue of $30 to $200 million regardless of industry, and secondly from a group of companies that have a similar business strategy to us, regardless of revenue size. While the data may not result in a statistical random sampling, we believe it will provide valuable data regarding the compensation levels and practices of peer companies with whom we compete for key executive talent.

Equity Grant Practices. The exercise price of each stock option awarded to our senior executives under our long-term incentive plan is the closing price of NexCen common stock on the date of grant, which is the date on which the option (including all of its material terms) is approved by the Compensation Committee. The Compensation Committee is required to approve all grants of all awards under our long-term incentive plan. Our board of directors previously had delegated to our chief executive officer, acting as a board committee of one, the authority to make grants of up to 40,000 shares per individual pursuant to our long-term incentive plans, subject to his duty to report periodically to the Compensation Committee on awards granted by him. In October 2006, we terminated that authority after concluding that the Compensation Committee should consider and decide on all incentive equity awards.

We have not granted incentive equity awards on a regular annual basis in the last several years. Until 2006, we had not granted any incentive equity awards to our named executive officers since 2002. We have typically granted stock options to new employees when they begin working for the Company. These grants are usually made after the date on which employment commences because our Compensation Committee has been unable to meet in time to approve a grant on an earlier date. We are currently considering the adoption of a policy to specify particular dates on which equity incentive awards would be granted. Such dates would take into account the dates on which we expect to announce quarterly earnings and would be intended to avoid the grant of any stock options in advance of the public announcement of material information about the Company. It has been our policy not to grant stock options in advance of public announcements of material information. Our long-term incentive plan does not permit the re-pricing of options.

In the past, we have made periodic grants of restricted stock. In 2006, as an incentive for our then-current named executives to identify and implement a new business strategy for the Company, we granted a total of 150,000 shares of restricted stock to our former chief executive officer (who is now our Chairman) and, 50,000 shares of restricted stock to our former chief financial officer. Vesting of those shares was subject to the acquisition of a business (or businesses) that would serve as the foundation for a new business strategy for our Company. In the case of our former chief financial officer, his 50,000 shares vested when we acquired UCC. In the case of our former chief executive officer, his 150,000 shares will vest in three 50,000 share amounts in each of June 2007, June 2008 and June 2009 (the first three anniversaries of the date on which we acquired UCC). We have not made other restricted stock awards recently, and we are currently evaluating whether to award restricted stock, stock options or a combination of the two in future incentive equity awards. Our decision will take into account tax, economic, and employee incentive aspects of the different award types.

2006 Option Exercise Extension Program. As part of our transformation to a new IP-centric business model, we transitioned management of the Company to a new senior management team and relocated our corporate office to New York City (from Baltimore). At the end of 2006, we closed the Baltimore office, and a number of historic employees (including certain officers) left the Company. Some changes to the composition of our board of directors also began to occur, in response to the changes in our business.

Our employees and directors held certain vested options that had been issued under our equity incentive plans. Pursuant to these plans and the customary option grant agreements that had been used historically, option holders typically have 90 days following the termination of employment, or the termination of the service relationship (in the case of a director), with the Company to exercise vested stock options, after which time such options would be forfeited automatically. Upon review of the situation, and taking into account the unusual corporate transformation the Company was undergoing and the long-standing and dedicated service of the small group of remaining employees, the Compensation Committee determined that it was appropriate to provide employees and directors with a one-time opportunity to elect to extend the post-employment or post-service exercise period of vested options.

The Compensation Committee adopted an option extension program, consistent with Section 409A of the Internal Revenue Code, pursuant to which existing employees and directors of the Company were given a one-time opportunity to propose to the Compensation Committee, prior to December 31, 2006, an extension schedule for their vested options, which would govern their ability to exercise vested options after ceasing to be employed by the Company or ceasing to be a director of the Company. The Compensation Committee recommended this program to the board of directors, which approved the parameters of the program, and the details of the program were communicated to the Company's six employees and eight directors.

Four of the Company's employees, including one named executive officer (Mr. Reymann) and one of the Company's directors (Mr. Beese) proposed option extension schedules to the Compensation Committee. (Mr. Reymann left the Company in mid-December 2006 and stepped down as an executive officer in September 2006, and Mr. Beese resigned as a director in October 2006.) The Compensation Committee reviewed the proposed schedules and, after consultation with its outside professional advisors, concluded that the proposed schedules were consistent with the requirements of the overall program, as adopted by the board of directors, and were consistent with the requirements of Section 409A. As a result of this option extension program, approximately 300,000 vested options that would have expired in 2006 and early 2007 were extended for periods of between one and five years. In each case, a person's option extension arrangement identifies a future calendar year (defined as January 1 of such year through the last day of that same calendar year) in which such options may be exercised, with options not exercised during the year expiring at the earlier of the end of that particular calendar year or ten years from the date of the original option grant. The option extension program allows for different exercise periods for different options. So, for example, a person with 1,000 vested options who adopted an extension schedule may be entitled to exercise 250 of those options within 90 days of leaving the Company, 500 options during calendar year 2008 and 250 options during calendar year 2009 (assuming the applicable options do not expire before the end of the applicable extended option period).

The purpose of this extension program was to provide long-standing employees and directors with an opportunity to realize additional value from their existing long-term equity incentive grants as partial compensation for their service to the Company and in recognition of the fact that their departure from the Company was not voluntary, was due to changes in the Company's business (rather than any dissatisfaction with their performance) and represented a change (since the time of award grant) in both the Company's and the employee's (or the director's) expectation regarding the potential value of the long-term incentive awards. In 2006, the Company recorded charges of $82,000 and $37,000 to restructuring charges and stock based compensation, respectively, related to the extension program.

The Company has since changed the terms of its standard option grant to directors. Such grants now provide that once vested, options awarded to directors are exercisable at any time until their expiration date (which is typically ten years from the grant date), regardless of when the director ceases to serve as a director of the Company (as long as such departure is after the vesting date of the granted options).

Share Ownership Guidelines. We do not currently have any requirements for any of our executive officers or other employees to own specified amounts of NexCen common stock. As a result of his prior ownership of UCC, our chief executive officer currently owns approximately 2.4 million shares of our common stock, which he received as consideration for his interest in UCC when we purchased UCC in 2006. Our chief executive officer also currently holds a warrant to acquire 125,000 shares of our common stock and options to acquire approximately 2.7 million shares of our common stock.

Compensation Deduction Limit. Section 162(m) of the Internal Revenue Code generally limits the compensation that a corporation can deduct for payments to a chief executive officer and the four other most highly compensated executive officers to $1 million per officer per year. However, compensation that is “performance-based,” as defined by Section 162(m), is exempt from this limitation on deductibility. In general, compensation attributable to the exercise of stock options granted with an exercise price at or above the market price of the underlying stock at the time of the grant qualify as performance-based compensation. In 2006, we did not pay our chief executive officer or our four other most highly compensated executive officers compensation in excess of $1 million (excluding compensation in respect of exercised options that we believe qualifies as performance-based compensation).

We expect to award annual bonuses over the next several years under our 2006 Management Bonus Plan. The 2006 Management Bonus Plan is designed so that amounts paid thereunder can qualify as performance-based compensation under Section 162(m) where the Compensation Committee sets performance targets for eligible participants and such targets are met. Tax rules require the Company to obtain stockholder approval of the material terms of performance-based compensation plans, such as the 2006 Management Bonus Plan. We obtained stockholder approval of the 2006 Management Bonus Plan in October 2006.

The Compensation Committee may award compensation that is not exempt from the limitations on deductibility under section 162(m) where it believes such compensation is in the best interests of NexCen and its stockholders, balancing tax efficiency with long-term strategic goals. In this regard, the Compensation Committee may take into account the impact of the Company's net tax loss carry forwards on the Company's status as a taxpayer. If the Company generates taxable earnings, its net tax loss carry forwards are expected to be available to offset most of the federal (and in some cases, state) income taxes that the Company would otherwise be required to pay. Accordingly, the loss of compensation deductions under certain circumstances may not be material to the Company; however, the Compensation Committee will still consider whether there would be material benefits to paying non-deductible compensation in such circumstances.

For fiscal 2007, the Compensation Committee has decided not to adopt performance or award targets under the 2006 Management Bonus Plan. Accordingly, any bonus payments awarded under the 2006 Management Bonus Plan will not qualify as “performance based” compensation under Section 162(m). In reaching this decision, the Compensation Committee took the following factors into account:

•
 Because of the substantial recent changes to the Company’s business, the large number of recent acquisitions, and the fact that the new business has not yet been operated for a full fiscal year, the Compensation Committee did not believe it could identify reliable and appropriate performance targets for 2007 that would ensure an appropriate award of incentive compensation;

•
Because the total bonus pool available under the 2006 Management Bonus Plan is capped at 5% of the Company’s net income in the applicable fiscal year, and because the largest portion of that pool that can be awarded to any one person is 50% (which is the specified award percentage for Mr. D’Loren), the Compensation Committee does not expect that any awards for 2007 that may be made under the 2006 Management Bonus Plan will be sufficient to result in any one individual receiving 2007 compensation that is not performance-based in excess of $1 million; and

•
Should any covered individual end up receiving 2007 compensation that is not performance-based in excess of $1 million, the amount above $1 million is likely to be minimal and should not affect the Company’s liability for 2007 federal income taxes.

The Compensation Committee plans in future years (after fiscal 2007) to structure awards under the 2006 Management Bonus Plan so that they qualify as “performance-based” compensation under Section 162(m). For fiscal 2007, however the Compensation Committee will retain discretion to make aggregate awards up to the full amount of the bonus pool (5% of fiscal 2007 net income) based upon a review of both the Company's and the eligible executive's performance in fiscal 2007. To the extent the Compensation Committee identifies eligible individuals and any target award levels in advance; these will be publicly disclosed as required by applicable SEC rules.

Elements of Compensation

For 2006, the principal components of compensation for our named executive officers consisted of:

•	Base salary;

•	Equity-based awards;

•	Cash bonuses;

•	Perquisites and other personal benefits; and

•	Other compensation.

These principal elements have been chosen to create a flexible package that can reward both our short and long-term performance, while providing the executive with a competitive compensation package. In 2006, we changed our business strategy to focus on a new IP-centric business model. As part of our transformation, we installed a new senior management team. Other than for the chief executive officer for whom we negotiated a detailed employment arrangement in connection with the acquisition of UCC, a company that he controlled and which gave us the platform for our new strategy, we have not yet formulated formal long-term compensation policies and approaches. We expect to develop a comprehensive program in 2007 now that we have completed several acquisitions consistent with our new business strategy which have established the foundation of our new IP business. We believe that this foundation will begin to give us the necessary insight to understand the critical elements to our financial and operational success for which we can set appropriate metrics for short and long-term compensation. (Our new long-term compensation policies and approaches will apply both to the named executive officers and more generally to our employee base.) For continuing executives other than the chief executive officer, agreements were negotiated in 2006 that included competitive base salaries, discretionary bonus opportunities, basic benefit packages, and modest severance arrangements as required to attract the new executives and were based on negotiations between the new executive, on the one hand, and the chief executive officer and the Compensation Committee, on the other.

Base salary. We provide named executive officers and other employees with a base salary to compensate them for basic services rendered during the fiscal year. Initial base salary ranges for our named executive officers were determined for each executive based on negotiations between the new executive, on the one hand, and the Company, on the other.

For 2007, Towers Perrin has been retained by the Compensation Committee to assist in a review of executive officer compensation. During its review of base salaries for executives, the Compensation Committee will consider:

•	Market data provided by our outside consultant, Towers Perrin;

•	Internal review of the executive’s compensation, both individually and relative to other executive officers; and

•	Individual performance of the executive.

Until a formal long-term compensation policy and approach is adopted, the Compensation Committee expects to review salary levels at least annually, as well as upon a promotion or other change in job responsibility. Merit based increases to salaries, if any, will be based on the Compensation Committee’s review and overall assessment of an individual’s performance.

Equity-based awards. We provide equity-based compensation to promote our long-term growth and profitability. Equity-based awards not only provide directors, executive officers, and employees with incentives to maximize stockholder value and otherwise contribute to our long-term success, but they also allow us to attract, retain and reward the best available individual for positions of responsibility.

Awards of stock options and restricted stock are made under our 2006 Equity Incentive Plan, which was approved by our stockholders in October 2006. Prior to October 2006, equity-based awards were made under two prior long-term incentive plans. With adoption of the 2006 Equity Incentive Plan, no further awards will be issued under these older plans. Shares of restricted stock are issued subject to a vesting schedule and cannot be sold until and to the extent the shares have vested. Stock options are issued at an exercise price of no less than fair market value on the date of grant and are subject to vesting requirements, which may include time-based vesting, performance-based vesting, or both. Historically, we have not issued any options subject to performance-based vesting. In 2006, we awarded restricted stock to our former chief executive officer and chief financial officer, and awarded stock options to the three current named executive officers and Mr. Haran in connection with their employment agreements. The Compensation Committee administers the 2006 Equity Incentive Plan and has not delegated any grant authority.

Cash bonuses. We provide cash bonus compensation to motivate, reward and retain key executives. Under the 2006 Management Bonus Plan bonuses are paid out of a pool determined to be 5% of the Company’s net income. The chief executive officer has a contractual right to 50% of this pool and the other half is allocated to senior executives based on performance achievements determined by the chief executive officer and the Compensation Committee. The Company reported net loss for 2006 and as a result there was no bonus pool for 2006.

Perquisites and other personal benefits. We provide certain executive officers with perquisites and other personal benefits that we and the Compensation Committee believe are reasonable and consistent with our overall compensation program to better enable us to attract and retain superior employees for key positions. Perquisites are generally granted as part of our executive recruitment and retention efforts. During 2006, our chief executive officer received a limited amount of perquisites and other personal benefits that we paid on his behalf. These perquisites and other personal benefits included, among other things:

•	Payments of life and disability insurance premiums;

•	Car expenses; and

•	Club dues.

Other Compensation. In addition to the compensation discussed above, we also provide our named executive officers with customary employee benefits, available to all employees, including health, disability and life insurance. In 2006, we matched contributions made by our former chief executive officer and chief financial officer (Messrs. Oros and Reymann) pursuant to a 401(k) plan. The other named executive’s contributions were not matched as they participated under a different 401(k) plan.  In general, these benefits are substantially the same as those available to all of our employees.

Compensation for Outgoing Named Executives in 2006

Our long-time chief executive officer and chief financial officer relinquished their positions with NexCen in 2006, although our chief executive officer has continued as Chairman of the Company. We did not make any changes to their base salaries in 2006, and we did not award them any annual cash bonuses in 2006. We concluded that in light of the performance of the MBS business and our expectation that a management transition would occur once we identified and implemented a new or additional business strategy, no change in current compensation was warranted. However, in early 2006 we began to discuss with each of them potential changes to their respective employment agreements that we believe would provide them with reasonable severance arrangements and incentives to remain with the Company during what we expected would likely be a period of business and management transition. We finalized the amendments in early May 2006 and, at the same time, granted them shares of restricted stock, as discussed below. The amendments are described below under the caption “Employment Agreements.”

These revised employment agreements and restricted stock grants were intended to achieve several objectives:

•	reward them for their long-standing service and contributions to the Company,

•	provide them with a significant incentive to carry out a successful change in the Company’s business strategy,

•	encourage them to be supportive of a change in the senior management of the Company, and

•	offer them a reasonable severance package that we concluded was consistent with market practice and appropriate in light of their service to the Company and the Company’s situation.

Compensation of Our Former Chief Executive Officer.

In 2006, Mr. Oros' annual salary remained at $200,000, which is the same as it has been since 1999. He was not awarded any cash bonus in 2006.

In June 2006, Mr. Oros relinquished his position as chief executive officer, remaining as Chairman. Under the terms of his amended employment agreement, we requested that he also continue as an employee, to provide advice and guidance to our new chief executive officer and to assist him with the management and business transition processes. Mr. Oros has continued to receive his annual salary of $200,000 during this period. The amended employment agreement also provides for a revised termination and severance arrangement. If we subsequently terminate Mr. Oros' employment without “Cause” (as defined in his existing employment agreement) or because of his death or “Disability” (as defined in his existing employment agreement), he will receive a lump-sum severance payment equal to $600,000, less the aggregate amount of salary paid to him since June 2006. In such event, Mr. Oros also is entitled to continue receiving group health and medical benefits for up to three years following termination of his employment.

The purpose of this amended contractual arrangement was to provide Mr. Oros with a severance package - in the form of continuing salary or a lump-sum departure payment, at the Company's option - equal to three years of annual salary, plus continuing insurance benefits for three years. In exchange for this severance arrangement, Mr. Oros agreed to abide by a non-competition covenant. Mr. Oros was the chief executive officer of the Company from its inception in 1996 until June 2006, and we concluded that a reasonable severance arrangement was appropriate in light of his years of dedicated service to the Company. We believe that the severance arrangement is appropriate as compared to severance arrangements provided to chief executives of companies similar to NexCen and is reasonable under the circumstances, taking into account NexCen's size, stage of development and financial resources and Mr. Oros' contributions to the Company over an extended period of time.

In 2006, as discussed above, Mr. Oros also received a grant of 150,000 shares of restricted stock, which will vest in three increments of 50,000 shares in each of June 2007, June 2008 and June 2009, subject to accelerated vesting under certain circumstances as described below under the heading “Employment Agreements.” In October 2006, Mr. Oros was granted 25,000 stock options priced at $6.77 per share, which was the closing price of NexCen's common stock on that date. The options will vest in full in October 2007, if Mr. Oros remains employed by the Company at such time. Each of the non-management directors also received a grant of 25,000 stock options on this same day, at the same per share price and with the same vesting terms. The board of directors decided to award these options to Mr. Oros, despite the fact that he was an employee of the Company at the time, because he had ceased to serve as a member of the senior executive management team (as his continuing positions were as Chairman and as a non-executive adviser to the senior management team) and would not be entitled to receive any annual bonuses or long-term incentive awards that might be paid to senior executives.

Compensation of Our Former Chief Financial Officer.

In 2006, Mr. Reymann's annual salary remained at $180,000, which is the same as it has been since 2002. He was not awarded any cash bonus in 2006.

In September 2006, Mr. Reymann stepped down as chief financial officer. He remained with the Company to assist in a management transition through mid-December 2006. Under the terms of an amended employment agreement that we negotiated with Mr. Reymann in 2006, upon his departure from the Company, he received a lump-sum severance payment of $360,000, plus continued group health and medical benefits for two years. In addition, all of Mr. Reymann's options were vested as of the date his employment with the Company ended. See “Outstanding Equity Awards at Fiscal Year-End Table” for details of Mr. Reymann's stock options.

We amended Mr. Reymann's employment agreement in 2006 to provide for this severance package (equivalent to two years of annual salary plus continuing insurance benefits for two years) and to provide him with accelerated option vesting in light of his many years of dedicated service to the Company. He served as the Company's chief financial officer since 1998. In exchange for the severance arrangement, Mr. Reymann agreed to abide by a non-competition covenant. We believe that the severance arrangement is appropriate as compared to severance arrangements provided to senior executives of companies similar to NexCen and is reasonable under the circumstances, taking into account NexCen's size, stage of development and financial resources and Mr. Reymann's contributions to the Company over an extended period of time.

In 2006, as discussed above, Mr. Reymann also received a grant of 50,000 shares of restricted stock. All of these shares vested in June 2006, when we acquired UCC.

Compensation for Non-Management Directors.

Non-management directors' compensation is set by the board of directors at the recommendation of the Compensation Committee. Non-management directors' compensation is designed to fairly pay directors for work required in a company of our size and scope and to align directors' interests with the long-term interest of our stockholders. Non-management directors' compensation is comprised of cash compensation and equity compensation.

In March 2006, the board of directors approved increases in the compensation payable to non-management directors. The compensation includes an annual retainer of $20,000 and a fee of $1,500 for each board meeting attended. In 2006, upon the recommendation of the Compensation Committee, non-management directors were granted 25,000 nonqualified options to purchase shares of our common stock. In their deliberations, the Compensation Committee was advised by management and Towers Perrin that the proposed option grants were consistent with the market generally and the practices of comparable companies. Prior to the grant in 2006, no options had been granted to our directors since 2002.

In addition to board retainer and attendance fees, the chairperson of each board committee (other than the Audit Committee) receives an additional retainer of $2,500. The chairperson of the Audit Committee receives a $12,500 annual retainer. Audit Committee members also receive a fee of $2,500 for each Audit Committee meeting they attend.

For 2007, Towers Perrin has been retained by the Compensation Committee to assist in a review of director compensation. During its review of director compensation, the Compensation Committee will consider market data provided by our outside consultant, Towers Perrin, and an internal review of compensation payable to non-management directors for a company of our size and scope.

Compensation Committee Report

The Compensation Committee has reviewed the Compensation Discussion and Analysis and discussed that Analysis with management. Based on its review and its discussions with management, the Committee has recommended to our board of directors that the Compensation Discussion and Analysis be included in the Company's Annual Report on Form 10-K/A for 2006 and the Company's 2007 proxy statement. This Report is provided by the following independent directors, who comprise the Compensation Committee:

Edward J. Mathias (Chairman)
Jack B. Dunn IV
Jack Rovner

Summary Compensation Table
Name and Principal Position	Year	Salary	Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
		($)	($)	($)	($)	($)	($)	($)	($)
(1)		(2)		(3)	(4)			(5)
Robert W. D'Loren, Chief Executive Officer	2006	$427,083	$-	$-	$701,406	$-	$-	$40,162	$1,168,651

David B. Meister, Chief Financial Officer	2006	$69,375	$-	$-	$40,671	$-	$-	$-	$110,046

James Haran, Executive Vice President	2006	$338,542	$-	$-	$145,117	$-	$-	$-	$483,659

Charles Zona, Executive Vice President	2006	$18,182	$-	$-	$10,994	$-	$-	$-	$29,176

David Oros, Chairman & Former Chief Executive Officer	2006	$207,692	$-	$111,502	$37,020	$-	$-	$-	$356,214

David Reymann, Former Chief Financial Officer	2006	$180,000	$-	$205,000	$-	$-	$-	$376,443	$761,443

The table below summarizes the total compensation paid to or earned by each of our named executive officers, including our former chief executive officer, our former chief financial officer and Mr. Haran for the fiscal year ended December 31, 2006.

Since we reported net loss for fiscal year ended December 31, 2006, our named executive officers, including our former chief executive officer, our former chief financial officer and Mr. Haran, were not entitled to receive payments which would be characterized as “Non-Equity Incentive Plan Compensation” pursuant to our 2006 Management Bonus Plan. Additionally, the board of directors did not award any payments which would be characterized as “Bonus” payments. We also have no defined benefit plans, actuarial plans, or non-qualified deferred compensation plans.

(1)
Mr. D'Loren, Mr. Meister and Mr. Zona became named executive officers on June 6, 2006, September 12, 2006 and December 11, 2006, respectively. Mr. Reymann ceased to be named executive officers on September 12, 2006. Mr. Oros remains an executive Chairman of the Company while Mr. Reymann remained as an employee to assist in management transition through mid-December 2006. Mr. Haran became an employee of the Company on June 6, 2006.

(2)
The amounts included for Mr. D'Loren, Mr. Meister, Mr. Haran and Mr. Zona is based on a base salary of $750,000, $225,000, $375,000 and $300,000, respectively, pro rated from their start dates of June 6, 2006, September 12, 2006, June 6, 2006 and December 11, 2006, respectively. Mr. Meister's amount does not include $29,000 which was paid to Mr. Meister for services as a consultant with the Company from July 2006 until September 2006. The amount for Mr. Haran includes a deferred bonus of $125,000 from UCC Capital that the Company assumed upon the acquisition. The amount included for Mr. Oros and Mr. Reymann is based on a base salary of $200,000 and $180,000, respectively. The amount for Mr. Oros includes an additional $7,692 which arose when the company changed payroll systems and trued-up the payroll to coincide with the calendar year end of December 31, 2006.

(3)	In 2006, Messrs. Oros and Reymann received restricted stock as part of their agreements to transition the company to a new management team.

(4)
For the year ended December 31, 2006, Messrs. D'Loren, Meister, Haran and Zona received option awards pursuant to the terms of their employment agreements. Mr. Oros' option awards include the options received as part of a stock option grant to purchase 25,000 shares given to all directors except Mr. D'Loren on October 31, 2006.

(5)
For 2006, Mr. D'Loren received a total of $40,162 in all other compensation which included insurance premiums for life and long term disability of $28,830, car expenses of $9,842 and club dues of $1,490. For David Reymann the amount represents a severance payment of two years salary that was payable to him under his employment agreement because of a Trigger Event (as discussed below in “Employment Agreements” under the caption “Employment Agreements for Former Chief Executive Officer and Former Chief Financial Officer”) that occurred in 2006 and accrued vacation benefits.

Grants of Plan-Based Awards Table

During fiscal year ended December 31, 2006, we granted stock options and restricted stock awards to our named executive officers, Mr. Haran and our former chief executive officer and former chief financial officer under our long-term equity incentive plans. Information with respect to each of these awards on a grant-by-grant basis is set forth in the table below. All of our stock options were granted with an exercise price equal to the fair market value of our common stock on the date of grant. Under our long-term equity incentive plans, fair market value is defined as the closing sale price of our common stock on the date of grant.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)(1)	Exercise or Base Price of Option Awards ($/Sh) ($)	Closing Price of Common Stock Units on Date of Grant ($)	Grant Date Fair Value of Stock and Option Awards
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

Robert W. D'Loren	06/06/06	-	-	-	-	-	-	-	2,811,976	$4.10	$4.10	$3,388,354

David B. Meister	09/12/06	-	-	-	-	-	-	-	200,000	$6.08	$6.08	$369,935

James Haran	06/06/06	-	-	-	-	-	-	-	581,788	$4.10	$4.10	$701,039

Charles Zona	12/11/06	-	-	-	-	-	-	-	250,000	$6.96	$6.96	$528,592

David Oros (2)	05/05/06	-	-	-	-	-	-	150,000	-	$0.00	$4.10	$480,769
	10/31/06	-	-	-	-	-	-	-	25,000	$6.77	$6.77	$57,713

David Reymann (3)	05/05/06	-	-	-	-	-	-	50,000	-	$0.00	$4.10	$205,000

(1)	Mr. D'Loren's amount includes a warrant to purchase 125,000 shares that has the same terms as the options. The warrant was not granted under our long-term equity incentive plans.

(2)
Mr. Oros was granted 150,000 shares of restricted stock on May 5, 2006. This award was initially approved in March 2006, but final terms were not agreed and the shares were not awarded until May 5. Mr. Oros' shares vest in three equal annual installments of 50,000 shares on each of the first three anniversaries of June 6, 2006, which was the date on which we acquired UCC, and which our board of directors determined was a “Trigger Event” (as defined in Mr. Oros' restricted stock grant agreement) that initiated the three-year vesting. However, vesting remains subject to Mr. Oros' continued employment on each vesting date.

(3)
Mr. Reymann was granted 50,000 shares of restricted stock on May 5, 2006. This award was initially approved in March 2006, but final terms were not agreed and the shares were not awarded until May 5. The shares vested in full on June 6, 2006, which was the date on which we acquired UCC, and which our board of directors determined was a “Trigger Event” (as defined in Mr. Reymann's restricted stock grant agreement).

Outstanding Equity Awards at Fiscal Year-End Table

The following table sets forth information with respect to outstanding equity-based awards at December 31, 2006 for our named executive officers, Mr. Haran and our former chief executive officer and former chief financial officer.

	Option Awards							Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option on Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)		Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Robert W. D'Loren	-		2,811,976	(1)	-	4.10	06/05/2016	-		-		-	-

David B. Meister	-		200,000	(2)	-	6.08	09/11/2016	-		-		-	-

James Haran	-		581,788	(3)	-	4.10	06/05/2016	-		-		-	-

Charles Zona	-		250,000	(4)	-	6.96	12/10/2016	-		-		-	-

David Oros	100,000		-		-	2.95	06/27/2012	-		-		-	-
	12,600		-		-	16.00	10/24/2009	-		-		-	-
	18,000		-		-	8.54	07/24/2011	-		1,084,500	(7)	-	-
	-		-		-	-	-	150,000	(6)	-		-	-
	-		25,000	(5)	-	6.77	10/30/2016	-		-		-	-
	655,000		-		-	1.60	06/21/2009	-		-		-	-
	157,500		-		-	4.00	08/31/2009	-		-		-	-

David Reymann	32,500		-		-	8.00	12/31/2008	-		-		-	-
	50,000		-		-	8.54	12/31/2008	-		-		-	-
	30,000		-		-	3.75	12/31/2007	-		-		-	-
	5,416	(8)	-		-	1.60	12/31/2007	-		-		-	-
	20,834	(9)	-		-	1.49	12/31/2007	-		-		-	-

(1)
Includes a warrant to purchase 125,000 shares which has the same terms as the options. The warrant and the options vest in equal amounts on the three anniversaries of grant: June 2007, June 2008 and June 2009. For additional information with respect to accelerated vesting of this award, see “Employment Agreements - Robert W. D'Loren.”

(2)
Options vest in equal amounts on the three anniversaries of grant: September 2007, September 2008 and September 2009. For additional information with respect to accelerated vesting of this award, see “Employment Agreements - David B. Meister.”

(3)
Options vest in equal amounts on the three anniversaries of grant: June 2007, June 2008 and June 2009. For additional information with respect to accelerated vesting of this award, see “Employment Agreements - James Haran.”

(4)
Options vest in equal amounts on the three anniversaries of grant: December 2007, December 2008 and December 2009. For additional information with respect to accelerated vesting of this award, see “Employment Agreements - Charles A. Zona.

(5)	Options vest in full on October 31, 2007.

(6)
The restricted stock vests in three equal annual installments of 50,000 shares on each of the first three anniversaries of June 6, 2006, subject to Mr. Oros' continued employment with the Company on each vesting date. For additional information with respect to accelerated vesting of this award, see “Employment Agreements - David S. Oros.”

(7)	This represents the 150,000 shares subject to vesting multiplied times our stock price on December 31, 2006.

(8)	Exercised on February 20, 2007.

(9)	Exercised on April 16, 2007.

Option Exercises and Stock Vested Table

The following table sets forth certain information regarding exercise of options and vesting of restricted stock held by the named executive officers, Mr. Haran and our former chief executive officer and former chief financial officer during the year ended December 31, 2006.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized On Vesting ($) (1)

Robert W. D'Loren	-	-	-	-

David B. Meister	-	-	-	-

James Haran	-	-	-	-

Charles Zona	-	-	-	-

David Oros	-	-	-	-

David Reymann	-	-	50,000	$205,000

(1)
Included in this column is the aggregate dollar amount realized by the named executive officer upon exercise of the restricted stock. The amount is calculated at the closing stock price on the date of exercise multiplied by the number of shares exercised and acquired.

Compensation for Continuing Named Executives in 2006

We discuss here the compensation of those individuals who were named executive officers at December 31, 2006, all of whom remain with the Company at the date of this proxy statement. For each continuing named executive officer, we negotiated employment agreements prior to their hire in 2006. In each case, we provide competitive base salaries, discretionary bonus opportunities, basic benefit packages and modest severance arrangements. The overall philosophy of our compensation policy is reflected in each agreement. See the section captioned “Employment Agreements” for more in-depth information. The compensation of our former chief executive officer (who is now our Chairman) and our former chief financial officer are discussed above.

Compensation for Chief Executive Officer. In 2006, the compensation of Mr. D'Loren, the president and chief executive officer was based on his employment agreement entered into on June 6, 2006. In determining the salary and other forms of compensation for Mr. D'Loren, the Compensation Committee retained a compensation consultant, Towers Perrin, to assist in the development of Mr. D'Loren's compensation package. As discussed above in “Role of the Compensation Consultant” Towers Perrin provided the Compensation Committee with a compensation study to benchmark the compensation package for Mr. D'Loren. The compensation study evaluated the reasonableness of the base salary, annual bonus and stock option grants proposed for Mr. D'Loren in comparison to the competitive market for which we competed for Mr. D'Loren's services. The compensation study indicated that initial overall compensation levels fell between the 50th and 75th percentile of the competitive market. In year three (of the three year employment agreement), the study found that overall compensation levels fell between the 75th and 90th percentile of the competitive market. The Compensation Committee and the board of directors favored a package weighted toward incentive based compensation, which was believed to tie more directly than base to increases in stockholder value. The Compensation Committee and board of directors also took into consideration Mr. D'Loren's substantial experience and in particular his performance in the intellectual property industry. The Compensation Committee and board of directors also gave significant weight to the responsibilities of Mr. D'Loren, including his expected role to implement the new IP strategy through sourcing and successfully integrating. The Compensation Committee and board of directors believes that Mr. D'Loren's compensation package as our principal executive officer reflects appropriate incentives for significant performance during 2007 and future years in building the company.

Compensation for executive officers. Compensation of our other executive officers has been determined based on recommendations made by the chief executive officer to the Compensation Committee. The objective of our compensation program is to attract and retain talented executives. As mentioned above, the Company will be more fully developing its compensation programs in 2007 to reflect the growth and change in the company's business.

Compensation amounts for named executive officers are determined according to the position of the named executive officer. Relatively greater emphasis is typically placed on the equity-based components of compensation so as to put a greater portion of total pay based on company and individual performance. We believe the combination of a base compensation lower than median, coupled with an opportunity to significantly enhance overall individual compensation if individual and company performance will yield an attractive compensation program that facilitates our recruitment and retention of talented executives.

Post-termination compensation. We have entered into employment agreements with each of the named executive officers. Each of these agreements provides for certain payments and other benefits if the executive's employment terminates under certain circumstances, including, in the event of a “change of control”. See sections captioned “Employment Agreements" and “Potential Payments Upon Termination or Change of Control” for a description of the severance and change of control benefits.

Employment Agreements

Employment Agreements for Continuing Named Executives in 2006

Robert W. D'Loren

Simultaneous with the acquisition of UCC in June 2006, we entered into an employment agreement with Mr. D'Loren. Pursuant to the terms of Mr. D'Loren's employment agreement, Mr. D'Loren will receive an initial annual base salary of $750,000, subject to periodic review and upward adjustment, as well as various perquisites and benefits, including a monthly car allowance. For each calendar year during the term of the employment agreement, Mr. D'Loren will be entitled to receive an incentive bonus equal to 50% of amounts awarded under the 2006 Management Bonus Plan (the “Annual Bonus”). No Annual Bonus was paid in 2006. Unless otherwise agreed, the Annual Bonus will be payable 50% percent in cash and 50% in restricted shares of NexCen's common stock that will vest in three equal installments over three years following the date of their issuance.

On June 6, 2006, as specified in Mr. D'Loren's employment agreement, we granted Mr. D'Loren options to purchase an aggregate of 2,686,976 shares of our common stock under the terms of the Company's 1999 Equity Incentive Plan. See “Outstanding Equity Awards at Fiscal Year-End” table for details of Mr. D'Loren's stock options. Under Mr. D'Loren's employment agreement, if Mr. D'Loren's employment with NexCen is terminated without “Cause” (as defined in Mr. D'Loren's employment agreement), or if he resigns for “Good Reason” (as defined in Mr. D'Loren's employment agreement), or if a Change of Control (as defined in Mr. D'Loren's employment agreement) occurs, all unvested options and restricted shares issued to Mr. D'Loren pursuant to the 2006 Management Bonus Plan will vest immediately.

In addition, in accordance with the terms of Mr. D'Loren's employment agreement, we issued to Mr. D'Loren a ten-year warrant to purchase 125,000 shares of our common stock, at an exercise price of $4.10 per share. The terms, including regular and accelerated vesting, of the warrant are identical to those of the option grant he received at closing.

The initial term of Mr. D'Loren's employment agreement is three years, and it renews automatically for successive one-year periods beginning June 6, 2009, unless either party provides at least 90 days' advance written notice of a decision not to renew. If we do not renew Mr. D'Loren's employment agreement at the end of any term, Mr. D'Loren will be entitled to receive his then current base salary for two years. If (i) we terminate Mr. D'Loren's employment without “Cause” or (ii) Mr. D'Loren terminates his employment for Good Reason, he will be entitled to receive a severance package consisting of (1) any earned but unpaid base salary through the date of employment termination and any declared but unpaid annual bonus and (2) an amount equal to his Base Salary (at the rate then in effect) for the greater of the remainder of the initial three-year term or two years. The severance will be payable over a six-month period or such shorter period as is required to comply with Section 409A of the Internal Revenue Code and applicable regulations adopted thereunder. Mr. D'Loren also will be entitled to continue to participate in NexCen's group medical plan on the same basis as he previously participated or receive payment of, or reimbursement for, COBRA premiums (or, if COBRA coverage is not available, reimbursement of premiums paid for other medical insurance in an amount not to exceed the COBRA premium) for a two-year period following termination, subject to termination of this arrangement if a successor employer provides him with health insurance coverage.

If Mr. D'Loren's employment is terminated without Cause (or if he resigns for Good Reason) within one year of a Change of Control (as defined in Mr. D'Loren's employment agreement), he will be entitled to receive the same severance as described above for termination without Cause or resignation for Good Reason, except that instead of the amount described in clause (2) of the prior paragraph, Mr. D'Loren will be entitled to receive an amount equal $100 less than three times the sum of (i) Mr. D'Loren's base salary (at the rate in effect on the date of termination) and (ii) the Annual Bonus (which, for this purpose, will be deemed to equal the product of (A) the percentage of the 2006 Management Bonus Plan that Mr. D'Loren was awarded in the most recently completed fiscal year, multiplied by (B) four times the net income reported by NexCen in the last complete fiscal quarter prior to the effective date of termination of Mr. D'Loren's employment). However, if the severance payment owed to Mr. D'Loren, plus any other payments or benefits, either cash or non-cash, that Mr. D'Loren has the right to receive from NexCen would constitute an “excess parachute payment” (as defined in Section 280G of the Internal Revenue Code of 1986), then his severance will be reduced to the largest amount that will not result in receipt by Mr. D'Loren of an “excess parachute payment.”

During the term of employment and for two years thereafter, or one year if Mr. D'Loren's employment is terminated without Cause or if he resigns for Good Reason, Mr. D'Loren has agreed not to compete with NexCen. In addition, for two years following the term of employment, Mr. D'Loren has agreed not to solicit any customer or supplier to cease doing business with NexCen, or to solicit or hire any employee of NexCen or any of its subsidiaries.

David B. Meister

In September 2006, Mr. Meister joined the Company as Senior Vice President, Chief Financial Officer, Treasurer and Secretary.

Pursuant to the terms of the employment agreement, Mr. Meister will receive an initial annual base salary of $225,000, subject to periodic review and upward adjustment, as well as customary employee perquisites and benefits. For each calendar year during the term of the employment agreement, Mr. Meister will be entitled to receive a performance-based bonus pursuant to the 2006 Management Bonus Plan based on achieving annual performance goals recommended by the Chief Executive Officer and subject to review and confirmation by the Compensation Committee or board of directors.

On September 12, 2006, as contemplated by the employment agreement, Mr. Meister was granted options to purchase an aggregate of 200,000 shares of the Company's common stock under the terms of the Company's 1999 Equity Incentive Plan. See “Outstanding Equity Awards at Fiscal Year-End” table for details of Mr. Meister's stock options. Under Mr. Meister's employment agreement, if his employment with the Company is terminated without “Cause” (as defined in the employment agreement), or if he resigns for “Good Reason” (as defined in the employment agreement), or if a Change of Control (as defined in the employment agreement) occurs, all unvested options will immediately vest and become fully exercisable.

The initial term of the employment agreement is three years, and it renews automatically for successive one-year periods beginning September 12, 2009, unless either party provides at least 90 days' advance written notice of a decision not to renew. If (i) the Company terminates Mr. Meister's employment without “Cause” or does not renew the employment agreement at the end of any term or (ii) Mr. Meister terminates his employment for Good Reason, he will be entitled to receive a severance package consisting of (1) any earned but unpaid base salary through the date of employment termination and any declared but unpaid annual bonus and (2) an amount equal to his base salary (at the rate then in effect) for one year. The severance will be payable over a six-month period or such shorter period required to comply with Section 409A of the Internal Revenue Code and applicable regulations adopted thereunder. He also will be entitled to continue to participate in the Company's group medical plan on the same basis as he previously participated or receive payment of, or reimbursement for, COBRA premiums (or, if COBRA coverage is not available, reimbursement of premiums paid for other medical insurance in an amount not to exceed the COBRA premium) for a one-year period following termination, subject to termination of this arrangement if a successor employer provides him with health insurance coverage.

If Mr. Meister's employment is terminated without Cause or if he resigns for Good Reason within a year of a Change of Control (as defined in the employment agreement), he will be entitled to receive the same severance as described in the preceding paragraph, however, the amount of severance will be increased to equal $100 less than two times the sum of (i) Mr. Meister's base salary (at the rate in effect on the date of termination) and (ii) the annual bonus paid to Mr. Meister in the year prior to such Change in Control. However, if the severance payment owed to Mr. Meister would constitute an “excess parachute payment” (as defined in Section 280G of the Internal Revenue Code of 1986), then his severance will be reduced to the largest amount that will not result in receipt by the Mr. Meister of an “excess parachute payment.”

During the term of employment and for two years thereafter, or one year if Mr. Meister's employment is terminated without Cause or if he resigns for Good Reason, Mr. Meister has agreed not to compete with the Company. In addition, for two years following the term of employment, Mr. Meister has agreed not to solicit, induce or attempt to induce any customer or supplier to cease doing business with the Company, to solicit or hire any employee of the Company or any of its subsidiaries or in any way interfere with the relationship between any customers, suppliers, licensee, employee or business relation of the Company and the Company.

James Haran

Simultaneous with the acquisition of UCC in June 2006, we entered into an employment agreement with Mr. Haran. Pursuant to the terms of Mr. Haran's employment agreement, Mr. Haran will receive an initial annual base salary of $375,000, subject to periodic review and upward adjustment. For each calendar year during the term of the employment agreement, Mr. Haran will be entitled to receive an incentive under the 2006 Management Bonus Plan (the “Annual Bonus”). No Annual Bonus was paid in 2006.

On June 6, 2006, as specified in Mr. Haran's employment agreement, we granted Mr. Haran options to purchase an aggregate of 581,788 shares of our common stock under the terms of the Company's 1999 Equity Incentive Plan. See “Outstanding Equity Awards at Fiscal Year-End” table for details of Mr. Haran's stock options. Under Mr. Haran's employment agreement, if Mr. Haran's employment with NexCen is terminated without “Cause” (as defined in Mr. Haran's employment agreement), or if he resigns for “Good Reason” (as defined in Mr. Haran's employment agreement), or if a Change of Control (as defined in Mr. Haran's employment agreement) occurs, all unvested options issued to Mr. Haran pursuant to the employment agreement will vest immediately.

The initial term of Mr. Haran's employment agreement is three years, and it renews automatically for successive one-year periods beginning June 6, 2009, unless either party provides at least 30 days' advance written notice of a decision not to renew. If we do not renew Mr. Haran's employment agreement at the end of any term, Mr. Haran will be entitled to receive his then current base salary for 18-months. If (i) we terminate Mr. Haran's employment without “Cause” or (ii) Mr. Haran terminates his employment for Good Reason, he will be entitled to receive a severance package consisting of (1) any earned but unpaid base salary through the date of employment termination and any declared but unpaid annual bonus and (2) an amount equal to his Base Salary (at the rate then in effect) for 18-months. The severance will be payable over a six-month period or such shorter period as is required to comply with Section 409A of the Internal Revenue Code and applicable regulations adopted thereunder. Mr. Haran also will be entitled to continue to participate in NexCen's group medical plan on the same basis as he previously participated or receive payment of, or reimbursement for, COBRA premiums (or, if COBRA coverage is not available, reimbursement of premiums paid for other medical insurance in an amount not to exceed the COBRA premium) for a one year period following termination, subject to termination of this arrangement if a successor employer provides him with health insurance coverage.

If Mr. Haran's employment is terminated without Cause (or if he resigns for Good Reason) within one year of a Change of Control (as defined in Mr. Haran's employment agreement), he will be entitled to receive the same severance as described above for termination without Cause or resignation for Good Reason, except that instead of the amount described in clause (2) of the prior paragraph, Mr. Haran will be entitled to receive an amount equal $100 less than two times the sum of (i) Mr. Mr. Haran's base salary (at the rate in effect on the date of termination) and (ii) the Annual Bonus, if declared, in the year prior to the Change of Control. However, if the severance payment owed to Mr. Haran, plus any other payments or benefits, either cash or non-cash, that Mr. Haran has the right to receive from NexCen would constitute an “excess parachute payment” (as defined in Section 280G of the Internal Revenue Code of 1986), then his severance will be reduced to the largest amount that will not result in receipt by Mr. Haran of an “excess parachute payment.”

During the term of employment and for two years thereafter, or one year if Mr. Haran's employment is terminated without Cause or if he resigns for Good Reason, Mr. Haran's has agreed not to compete with NexCen. In addition, for two years following the term of employment, Mr. Haran has agreed not to solicit any customer or supplier to cease doing business with NexCen, or to solicit or hire any employee of NexCen or any of its subsidiaries.

Charles A. Zona

In December 2006, Mr. Zona joined the Company as Executive Vice President, Brand Management and Licensing. Prior to his appointment, Mr. Zona worked with the Company as a consultant since November 2006.

Pursuant to the terms of the employment agreement, Mr. Zona will receive an initial annual base salary of $300,000, subject to annual review and upward adjustments (but not decreases), as well as customary employee perquisites and benefits. Mr. Zona will also be eligible to receive a performance-based bonus pursuant to the 2006 Management Bonus Plan based on achieving annual performance goals recommended by the President and Chief Executive Officer and subject to review and confirmation by the Compensation Committee or board of directors.

On December 11, 2006, as contemplated by the employment agreement, Mr. Zona was granted options to purchase a total of 250,000 shares of the Company's common stock pursuant to the terms of the Company's 2006 Equity Incentive Plan. See “Outstanding Equity Awards at Fiscal Year-End” table for details of Mr. Zona's stock options. Under Mr. Zona's employment agreement, if his employment with the Company is terminated without “Cause” (as defined in the employment agreement), or if he resigns for “Good Reason” (as defined in the employment agreement), or if a Change of Control (as defined in the employment agreement) occurs, all unvested options will immediately vest and become fully exercisable.

The initial term of the employment agreement is three years, and it renews automatically for one-year periods, unless either party gives the other party 90 days prior written notice of a decision not to renew. If the Company terminates Mr. Zona's employment (i) without Cause, or (ii) if Mr. Zona resigns for Good Reason, or (iii) if the Company fails to renew the term, Mr. Zona will be entitled to receive (1) any unpaid base salary including any declared but unpaid annual bonus and (2) an amount equal to his base salary (at the rate then in effect) for a six-month period. Mr. Zona also will be entitled to continue to participate in the Company's group medical plan on the same basis as he previously participated or receive payment of, or reimbursement for, COBRA premiums for a one-year period following his termination, subject to termination of coverage if a successor employer provides him with health insurance.

Notwithstanding the foregoing, if Mr. Zona's employment is terminated within one year following a Change of Control by the Company without Cause or by Mr. Zona with Good Reason, Mr. Zona shall be entitled to receive the same severance as described in the preceding paragraph, however, the amount of severance will be changed to an amount equal to $100 less then two times the sum of (i) Mr. Zona's base salary (at the rate then in effect) and (ii) the annual bonus paid to Mr. Zona in the year prior to such Change in Control. However, if the lump sum severance owed to Mr. Zona would constitute an “excess parachute payment” (as defined in Section 280G of the Internal Revenue Code of 1986), then his severance will be reduced to the largest amount that will not result in receipt by Mr. Zona of an “excess parachute payment.”

During the term of employment and for one year thereafter, or six months if Mr. Zona's employment is terminated without Cause or if he resigns for Good Reason, Mr. Zona has agreed not to compete with the Company. In addition, for one year following the term of employment, Mr. Zona has agreed not (i) to solicit, induce or attempt to induce any customer, supplier, licensee, or other business relation of the Company or any of its subsidiaries to cease doing business with the Company or any of its subsidiaries, (ii) to solicit, induce or attempt to induce any employee of the Company or any of its subsidiaries to terminate such employee's employment with the Company or (iii) in any way interfere with the relationship between any customer, supplier, licensee, employee or business relation and the Company or any of its subsidiaries.

Employment Agreements for Former Chief Executive Officer and Former Chief Financial Officer

David S. Oros

On May 5, 2006, we entered into a new employment agreement with Mr. Oros to provide for Mr. Oros' continued part-time employment by NexCen if he ceased to serve as NexCen's chief executive officer following the occurrence of a “Trigger Event” (as such term is defined in his restricted stock grant agreement). As a result of the acquisition of UCC in June 2006, the board of directors determined that a Trigger Event had occurred. As a result, Mr. Oros is continuing employment with us for up to a three-year period at a base salary of $200,000 per year. Under the terms of this arrangement, Mr. Oros is not required to devote more than 250 hours per year to NexCen. In addition, if, at any time, Mr. Oros' employment is terminated by NexCen without “Cause” (as defined in his existing employment agreement) or because of his death or “Disability” (as defined in his existing employment agreement), he will receive a lump-sum severance payment equal to $600,000, less any salary paid to him since June 2006. In the event of such a termination, Mr. Oros also is entitled to continue receiving group health and medical benefits for up to three years following termination of his employment. Severance payments are to be paid on a schedule that complies with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended. In the amendment, Mr. Oros also has agreed to a non-competition covenant.

On May 5, 2006, we also granted 150,000 shares of restricted stock to Mr. Oros, which is governed by the terms of his restricted stock grant agreement. This grant was made pursuant to the NexCen's 1999 Equity Incentive Plan. Mr. Oros' shares vest in three equal annual installments of 50,000 shares on each of the first three anniversaries on the date of the Trigger Event that occurred in June 2006, subject to Mr. Oros' continued employment with NexCen on each vesting date. In addition, all otherwise unvested restricted shares will vest on an accelerated basis upon the occurrence of a “Change of Control” (as defined in the 1999 Equity Incentive Plan), or upon termination of employment by NexCen without “Cause,” death or “Disability,” or upon resignation for “Good Reason” (with all such terms as defined in the restricted stock grant agreement). Any shares that are unvested on May 5, 2013 will be forfeited, and unvested shares also will be forfeited upon a termination by NexCen of employment for “Cause” or resignation without “Good Reason.”

David C. Reymann

On May 5, 2006, we entered into a new employment agreement with Mr. Reymann to provide that all of his outstanding unvested options and restricted stock would vest automatically upon the occurrence of a Trigger Event, which occurred upon the acquisition of UCC in June 2006. In addition, Mr. Reymann's severance arrangement was revised so that if his employment is terminated by NexCen without “Cause” (as defined in his existing employment agreement), his Death or Disability (as defined in his existing employment agreement) or if he terminated his employment for “Good Reason” (as defined in the amendment), he would be entitled to receive a lump-sum severance payment equal to the greater of (a) two-times his then-current annual salary or (b) $360,000. In such event, Mr. Reymann also would be entitled to continue receiving group health and medical benefits for two years following termination of his employment. Severance payments are to be paid on a schedule that complies with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended. In the amendment, Mr. Reymann also agreed to extend the duration of the non-competition and non-solicitation covenants in his existing employment agreement from one to two years following termination of his employment with NexCen. Upon the hiring of Mr. Meister as Chief Financial Officer in September 2006, Mr. Reymann became a financial officer of the company and continued to provide services to the company on a transitional basis until December 15, 2006. At the end of the transition period, Mr. Reymann received the severance benefits described above based on his right to terminate for “Good Reason” as a result of no longer serving as the Company's chief financial officer.

On May 5, 2006, we also granted 50,000 shares of restricted stock to Mr. Reymann which vested upon the Company's acquisition of UCC on June 6, 2006. See “Grants of Plan-Based Awards” table for details of Mr. Reymann's restricted stock grant.

Potential Payments Upon Termination or Change-of-Control

As noted above under “Employment Agreements,” we have entered into employment agreements with each of our named executive officers and Mr. Haran. These agreements provide for certain payments and other benefits if a named executive officer's or Mr. Haran's employment with us is terminated under circumstances specified in his agreement, including a “Change of Control” of the Company. A named executive officer's rights upon the termination of his or her employment will depend upon the circumstances of the termination.

The receipt of the payments and benefits to the named executive officers and Mr. Haran under their employment agreements are generally conditioned upon their complying with customary non-solicitation, non-competition, confidentiality, non-interference and non-disparagement provisions. By the terms of such agreements, the executives acknowledge that a breach of some or all of the covenants described herein will entitle us to injunctive relief restraining the commission or continuance of any such breach, in addition to any other available remedies.

The following table provides the term of such covenants following the termination of employment as it relates to each named executive officer, Mr. Haran and our former chief executive officer:

Covenant	Robert D'Loren	David B. Meister	James Haran	Charles Zona	David Oros

Confidentiality	Employment term and thereafter	Employment term and thereafter	Employment term and thereafter	Employment term and thereafter	Indefinitely

Non-solicitation	Employment term and 24 months thereafter	Employment term and 24 months thereafter	Employment term and 24 months thereafter	Employment term and 12 months thereafter	Employment term and 6 months thereafter

Non-competition	Employment term and 24 months thereafter	Employment term and 24 months thereafter	Employment term and 24 months thereafter	Employment term and 12 months thereafter	Employment term and 6 months thereafter

Non-interference	N/A	N/A	N/A	N/A	N/A

Non-disparagement	Indefinitely	Indefinitely	Indefinitely	Indefinitely	N/A

Termination Payments (Other than in Connection with a Change-of-Control)

The table below includes a description and the amount of estimated payments and benefits that would be provided by us (or our successor) to each of the named executive officers, Mr. Haran and our former chief executive officer under each employment agreement, assuming that a termination circumstance occurred as of December 31, 2006 and a “Change of Control” had not occurred. See “Employment Agreements” included above for additional details for the named executive officers, Mr. Haran and our former chief executive officer.

		Estimated Amount of Termination Payment to:
Termination Event	Type of Payment	Robert D'Loren	David B. Meister	James Haran	Charles Zona	David Oros
Termination for Cause, death or disability	Payment of accrued but unused vacation time	$28,835	$5,240	$10,091	-	$18,269

Termination without Cause or by executive for Good Reason	Lump Sum Severance Payment	$1,812,500	$225,000	$562,500	$150,000	$483,333

Termination without Cause or by executive for Good Reason	Pro rata portion of Bonuses (1)	-	-	-	-	-

Death, termination without Cause, or termination by executive for Good Reason	Continued coverage under medical, dental, hospitalization and life insurance plans (2)	$80,065	$11,202	$11,202	$11,202	$27,073

(1)	The bonuses payable upon a termination event are based on the actual bonus paid in the prior year. Since no bonuses were paid in the prior year, no amount is shown here.

(2)
Calculated at current insurance premium rates in effect at December 31, 2006 for the period of time of the benefit:

Robert D'Loren - 2 years

David Meister - 1 year

James Haran - 1 year

Charles Zona - 1 year

David Oros - approximately 2.5 years

Termination in Connection with a Change of Control

The employment agreements with each of Messrs. D'Loren, Meister, Haran and Zona provide that, if, within twelve months following a “Change of Control,” their employment is terminated without “Cause” or they terminate their employment for “Good Reason” as all such terms are defined in each employment agreement, we are obligated to make a lump-sum severance payment. A “Change of Control” is defined in each employment agreement by reference to our 1999 Equity Incentive Plan, which is defined to include a change in majority of our board of directors, consummation of certain mergers, the sale of all or substantially all of our assets or the acquisition of at least 80% of the undiluted total voting power of our then-outstanding securities. In addition, if within 12 months following a change of control, our named executive officers or Mr. Haran are terminated without “Cause” or they terminate their employment for “Good Reason,” then all unvested stock options, shares of restricted stock and other equity awards shall vest immediately, and remain exercisable for the lesser of 180 days after termination and the remaining term of the applicable grant. See “Employment Agreements” included above for additional details regarding Change of Control payments.

For Mr. D'Loren, the severance payment is equal to $100 less than three times the sum of Mr. D'Loren's base salary plus a bonus amount calculated as the percentage of the bonus pool that Mr. D'Loren received in the prior fiscal year multiplied times five percent of the annualized net income for the quarter immediately preceding the executive's separation. For each of Messrs. Meister, Haran and Zona, the separation amount is calculated the same as for Mr. D'Loren, except that the amount is multiplied times two. For each of our named executive officers and Mr. Haran, in the event that the foregoing calculation, together with all other can and non-cash amounts that the executive has the right to receive from us would result in the severance payment being treated as an “excess parachute payment” within the meaning of Section 280G of the Internal Revenue Code, then the payment is reduced automatically to the largest amount that will not result in the payment being treated as an “excess parachute payment.” Since this formula is intended to avoid the lump sum being treated as a parachute payment subject to an excise tax under the tax code. Accordingly, we do not provide for any “gross-up” payments to cover federal excise taxes in the event that the severance payments were treated as a parachute payment.

The employment agreement with Mr. Oros' provides that if Mr. Oros' employment is terminated without “Cause” (as defined in his existing employment agreement), he will receive a lump-sum severance payment equal to $600,000, less any salary paid to him since June 2006. In the event of such a termination, Mr. Oros also is entitled to continue receiving group health and medical benefits for up to three years following termination of his employment.

The following table quantifies the estimated maximum amount of payments and benefits under our employment agreements and agreements relating to awards granted under our equity incentive and stock option plans to which the named executive officers would be entitled upon termination of employment if we terminated their employment without cause on December 31, 2006, assuming a Change of Control occurred on that date. We have assumed that these payments would not result in the aggregate severance payments being treated as an “excess parachute payment,” so we therefore have not reduced the aggregate amount calculated under the base formula.

Name	Cash Severance Payment ($)	Continuation of Medical/Welfare Benefits (Present Value) ($)(1)	Value of Accelerated Vesting of Equity Awards ($)(2)	Total Termination Benefits ($)
Robert W. D'Loren	$2,249,900	$70,518	$2,745,308	$5,065,726

David B. Meister	$449,900	$10,479	$332,806	$793,185

James Haran	$749,900	$10,479	$567,995	$1,328,374

Charles Zona	$599,900	$10,479	$518,947	$1,129,326

David Oros	$483,333	$27,073	$426,545	$936,951

(1)	Calculated at the present value of insurance premiums to be paid over the benefit period.

(2)	This amount represents the unamortized portion of the expense related to each respective named executive officer's and Mr. Haran's equity awards as of December 31, 2006.

Director Compensation

The following table sets forth compensation information for 2006 for each member of our board of directors who is not also an employee. Directors who are employees (Messrs. D'Loren and Oros) do not receive additional compensation for serving on the board. See “Summary Compensation” table and “Grants of Plan-Based Awards” table for disclosures related to Messrs. D'Loren and Oros.

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
James T. Brady	$54,500	(1)	-	$37,020	-	-	-	$91,520

Jack B. Dunn, IV	$33,000	(2)	-	$37,020	-	-	-	$70,020

Edward J. Mathias	$30,000	(3)	-	$37,020	-	-	-	$67,020

Jack Rovner	$8,000	(4)	-	$10,642	-	-	-	$18,642

Truman T. Semans	$42,000	(5)	-	$10,642	-	-	-	$52,642

George Stamas	$27,500	(6)	-	$37,020	-	-	-	$64,520

The grants of non-qualified options to purchase 25,000 shares given to the non-management directors in 2006 had a grant date fair value of $57,713 each.

(1)
Includes a $20,000 annual retainer, $10,500 in board attendance fees, a $12,500 retainer as chairman of the Audit Committee and $11,500 in Audit Committee meeting fees. Mr. Brady has been the chairman and a member of the Audit Committee throughout the fiscal year ended December 31, 2006.

(2)
Includes a $20,000 annual retainer, $10,500 in board attendance fees and a $2,500 retainer as chairman of the Nominating Committee. Mr. Dunn has been the chairman of the Nominating Committee throughout the fiscal year ended December 31, 2006.

(3)
Includes a $20,000 annual retainer, $7,500 in board attendance fees and a $2,500 retainer as chairman of the Compensation Committee. Mr. Mathias has been the chairman of the Compensation Committee throughout the fiscal year ended December 31, 2006 and a member of the Audit Committee since October 31, 2006. Mr. Mathias' amount does not include any Audit Committee meeting fees.

(4)
Includes $3,000 in board attendance fees. Mr. Rover was elected to the board of directors on October 31, 2006 and consequently was paid $5,000 which represents a pro rata amount of the $20,000 annual retainer for services provided in November and December of 2006.

(5)
Includes a $20,000 annual retainer, $10,500 in board attendance fees and $11,500 in Audit Committee meeting fees. Mr. Semans has been a member of the Audit Committee throughout the fiscal year ended December 31, 2006.

(6)	Includes a $20,000 annual retainer and $7,500 in board attendance fees.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None of the members of our Compensation Committee is or has ever been an officer or employee of NexCen or any of its subsidiaries. None of our executive officers serve as a member of the board of directors or a Compensation Committee of any entity that has one or more executive officers serving on our board of directors or our Compensation Committee.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our officers (as defined in regulations issued by the SEC) and directors, and persons who own more than ten percent of our common stock, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock (including options and warrants to acquire common stock). Officers, directors, and greater than ten percent stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

Based solely on a review of the copies of such reports of ownership received by us and certifications from our executive officers and directors, we believe that during fiscal year 2006 all filing requirements applicable to our executive officers, directors, and such greater than ten percent stockholders were complied with on a timely basis, except for a late report on Form 4 by each of Messrs. Oros and Reymann filed on May 16, 2006 and May 18, 2006 reporting the grant of 150,000 and 50,000 shares of restricted stock made to Messrs. Oros and Reymann, respectively, on May 5, 2006 under our 1999 Equity Incentive Plan.

STOCK PERFORMANCE GRAPH

As part of disclosure requirements mandated by the SEC, we are required to provide a comparison of the cumulative total stockholder return on our common stock with that of a broad equity market index and either a published industry index or a peer group index.

The following graph provides a comparison of the cumulative total stockholder return on NexCen’s common stock since December 31, 2001 with the cumulative total return of the Nasdaq Global Market Index, and the Bloomberg REIT Mortgage Index, or the BBG REIT Mortgage Index, a published industry index of real estate investments trusts engaged in the business of mortgage investment, and a Peer Group Index of companies with market capitalizations that fall in a range of $250 million to $1 billion. Because the company exited the mortgage backed securities business in 2006, the BBG REIT Mortgage Index is no longer relevant to the company and will not be used the future.

CUMULATIVE TOTAL RETURN COMPARISON

	2001	2002	2003	2004	2005	2006
NEXCEN BRANDS	$100.00	$40.87	$51.63	$36.30	$36.09	$78.59
BBGREIT MORTGAGE INDEX	$100.00	$149.17	$233.21	$326.07	$255.72	$304.89
NASDAQ MARKET INDEX	$100.00	$69.75	$104.88	$113.70	$116.19	$128.12
PEER GROUP INDEX	$100.00	$76.61	$110.45	$122.38	$119.20	$136.24

This graph assumes that $100 was invested on December 31, 2001 in NexCen’s common stock and in each of the above indices with reinvestment of any dividends. The cumulative total returns indicated in the graph are not necessarily indicative and are not intended to suggest future cumulative total returns.

This graph shall not be deemed to be incorporated by reference into any prior or subsequent filing by NexCen under the Securities Act of 1933 or the Securities Exchange Act of 1934.

AUDIT COMMITTEE REPORT

The role of the Audit Committee is to assist the board of directors in its oversight of NexCen's financial reporting process in accordance with its charter. Management of NexCen is primarily responsible for the preparation, presentation and integrity of NexCen's financial statements, accounting, and financial reporting principles, and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent accountants are responsible for auditing NexCen's financial statements in accordance with generally accepted auditing standards and expressing an opinion as to their conformity with generally accepted accounting principles. The independent accountants have free access to the Audit Committee to discuss any matters they deem appropriate.

During fiscal year 2006, the Audit Committee discussed with NexCen's independent accountants the overall scope and plans for their respective audits. The Audit Committee also met periodically with the independent accountants, with and without management present, to discuss the results of their audit findings, the overall quality of NexCen's financial reporting and their evaluation of NexCen's internal control over financial reporting. The Audit Committee also reviewed NexCen's critical accounting policies and practices and alternative treatments of financial information during its discussions with the independent accountants.

In fulfilling its oversight responsibilities, the Audit Committee has considered and discussed with management and the independent auditors, the quality and acceptability of NexCen's financial reporting and controls and the audited financial statements included in the Annual Report on Form 10-K for the year ended December 31, 2006. The Audit Committee also discussed with NexCen's independent auditors the results of the annual audit and other matters required to be communicated to the Audit Committee by the independent auditors under generally accepted auditing standards, applicable law or listing standards, including matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as currently in effect. Finally, the Audit Committee has discussed with KPMG LLP, the independent auditors' independence from management and NexCen, including the matters contained in the written disclosures required pursuant to Rule 3600T of the Public Company Accounting Oversight Board, which adopted on an interim basis Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as currently in effect, which was delivered to the Audit Committee in written form. The Audit Committee also considered whether the provision of non-audit services by the independent auditors is compatible with maintaining the auditors' independence.

Based upon the reports and discussions described in this report, the audit committee recommended to the board of directors that the audited financial statements be included in NexCen's Annual Report on Form 10-K for the year ended December 31, 2006 filed with the SEC. The Audit Committee has also recommended to stockholders the reappointment of KPMG LLP, as the independent registered public accounting firm to audit NexCen's consolidated financial statements for fiscal year 2007.

This Audit Committee report shall not be deemed "soliciting material," to be "filed" with the SEC, subject to Regulation 14A or 14C or to the liabilities Section 18 of the Exchange Act, except to the extent we specifically request that the information be treated as soliciting material. This report shall not be deemed incorporated by reference in any document previously or subsequently filed with the SEC that incorporates by reference all or any portion of this proxy statement, unless this report is specifically incorporated by reference.

AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
James T. Brady (Chairman)
Truman T. Semans
Edward J. Mathias

Certain Relationships and Related Party Transactions

We have engaged in the following transactions or there are currently proposed transactions with the following persons:

•	directors or executive officers;

•	beneficial owners of 5% or more of NexCen’s common stock;

•	immediate family members of the above; and

•	entities in which the above persons have substantial interests.

The Company receives legal services from Kirkland & Ellis LLP, which is considered a related party because a partner at that firm, George P. Stamas, is a member of the Company’s board of directors. For the years ended December 31, 2006, 2005 and 2004 expenses related to Kirkland & Ellis LLP were approximately $1.7 million, $640,000, and $2.1 million, respectively. For the years ended December 31, 2006 and 2005, the Company had outstanding payables due to Kirkland & Ellis LLP of approximately $492,000 and $45,000, respectively.

The Company has entered into an agreement with Marvin Traub Associates, Inc., an entity owned by Mr. Traub, to help the Company identify, approach, and negotiate a deal with a premier U.S. based big box retail chain so that such retailer might joint venture with, or purchase a license from the Company to open MaggieMoo’s ice cream locations within their stores. Marvin Traub Associates, Inc. received a one-time retainer fee of $25,000 upon the agreement’s execution. If the Company is successful in consummating a relationship with a third party, Marvin Traub Associates, Inc. will receive an additional $100,000 success fee.

Procedures for Approval of Related Party Transactions

The Company’s Code of Ethics, applicable to all directors, officers, and employees, sets forth policies to address potential related party transactions. If a director or officer believes any material transaction or relationship could reasonably be expected to give rise to a conflict of interest, the director or officer must disclose the potential conflict to the Company’s Audit Committee. The Audit Committee, pursuant to its charter, reviews and pre-approves all potential conflicts of interest and all related party transactions.

CORPORATE GOVERNANCE INFORMATION

Stockholders can access NexCen’s corporate governance information, including NexCen’s Code of Ethics and the charters of the Audit Committee, Compensation Committee, Nominating Committee and Corporate Governance Committee, at NexCen’s website, www.nexcenbrands.com, the content of which website is not incorporated by reference into, or considered a part of, this document.

COMMUNICATING WITH THE BOARD OF DIRECTORS

In order to communicate with the board of directors as a whole, with non-management directors, or with specified individual directors, correspondence may be directed to the Secretary at 1330 Avenue of the Americas, 34th Floor, New York, NY 10019, or at 212-277-1100.

Under NexCen’s bylaws, stockholders may propose business to be brought before an annual meeting. In order for a stockholder to submit a proposal for consideration at NexCen’s annual meeting, the stockholder must fulfill the requirements set forth in our bylaws and notify the Secretary no less than 45 nor more than 90 days prior to the first anniversary of the proxy statement for the preceding year’s annual meeting. For each stockholder proposal, the stockholder must provide NexCen with: (i) a brief description of the business desired to be brought before the meeting; (ii) the reasons for bringing such business and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made; and (iii) the class and number of shares of NexCen which are beneficially owned and of record for such stockholder and such beneficial owner, if applicable. The board of directors will evaluate all proposals submitted by stockholders.

If you intend to propose any matter for action at our 2008 annual meeting of Stockholders and wish to have the proposal included in our proxy statement, you must submit your proposal to David B. Meister, Secretary, NexCen at 1330 Avenue of the Americas, 34th Floor, New York, NY 10019, or at (212) 277-1100, not later than April 3, 2008. Please note that proposals must comply with all of the requirements of Rule 14a-8 under the Exchange Act of 1934 as well as the requirements of our Certificate of Incorporation and bylaws. Only then can we consider your proposal for inclusion in our proxy statement and proxy relating to the 2008 annual meeting. We will be able to use proxies you give us for the next year’s meeting to vote for or against any stockholder proposal that is not included in the proxy statement at our discretion unless the proposal is submitted to us on or before June 17, 2008.

NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement contains “forward-looking statements,” as such term is used in the Securities Exchange Act of 1934, as amended. Forward-looking statements are based on current expectations and assumptions, which are subject to risks and uncertainties. They are not guarantees of future performance or results. NexCen’s actual results, performance, or achievements could differ materially from the results expressed in, or implied by, these forward-looking statements. As a result, readers should not place undue reliance on these forward-looking statements. These risks, uncertainties and other factors include, but are not limited to:

•	we may not be successful in implementing the our new IP strategy;

•	we may not be able to acquire IP or IP centric companies or finance or exploit them on terms that are acceptable to us;

•	we are likely to face substantial competition in seeking to acquire and market desirable IP and IP centric companies, and competitors may have substantially greater resources than we do;

•	we may not be successful in operating or expanding our acquired businesses or integrating them into an overall IP business strategy;

•	we may not be able to borrow desired amounts at desired times under our master loan agreement;

•
we will be subject to risks associated with incurring indebtedness, including interest expense and the obligation to satisfy covenants contained in our master loan agreement, and these could have a negative impact on our business and results and could reduce our flexibility in some circumstances;

•	risks associated with marketing and licensing our acquired trademarks and with successfully developing and marketing new products particularly in light of rapidly changing fashion and market trends;

•	risks associated with the ability of licensees and franchisees to successfully market and sell branded products, competition;

•	we may not be able to realize value from our accumulated tax loss carry forwards, because of a failure to generate sufficient taxable earnings, regulatory limits or both;

•	general regional and national economic conditions; and

•	loss or departure of one or more members of our senior management.

When used in this proxy statement, the words “anticipate,” “believe,” “estimate,” “intend,” “may,” “will,” and “expect” and similar expressions as they relate to NexCen or our management are intended to identify such forward-looking statements. We claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 for all forward-looking statements.

While it is difficult to identify each factor and event that could affect our results, there are a number of important factors that could cause actual results to differ materially from those indicated by the forward-looking statements and as a result could have an adverse impact on our business, financial condition, and operating results.

Factors that could cause or contribute to such differences include those discussed throughout this proxy statement, in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2006 and our other periodic reports filed with the Securities and Exchange Commission. NexCen undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

AVAILABLE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file with the SEC at the SEC’s facilities located at 100 F Street, NE, Washington, D.C. 20549 or at the offices of the National Association of Securities Dealers, Inc. located at 1735 K Street, N.W., Washington, D.C. 20006. Please call the SEC at 1-800-SEC-0330 for further information on the SEC’s public reference rooms. Our SEC filings also are available to the public at the SEC’s website at www.sec.gov or on our website at www.nexcenbrands.com.

Our financial statements for the year ended December 31, 2006 are included in the 2006 Annual Report, which we are sending to our stockholders at the same time as this proxy statement. If you have not received the 2006 Annual Report, please call our Investor Relations department at 212-277-1119, and we will send a copy to you.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The information incorporated by reference in this proxy statement as described below is considered to be a part of this proxy statement, except for any information that is modified or superseded by information that is included directly in this proxy statement or by a document subsequently filed with the SEC. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this proxy statement.

This proxy statement incorporates by reference the document (or portions thereof) listed below that NexCen has previously filed with the SEC. They contain important information about NexCen and its financial condition.

NexCen’s SEC Filings	Period
Annual Report on Form 10-K/A	December 31, 2006
Quarterly Report on Form 10-Q	March 31, 2007

Also incorporated by reference are additional documents that NexCen may file with the SEC after the date of this proxy statement and prior to the date of the annual meeting under Section 13(a), 13(c), 14, or 15(d) of the Exchange Act. These documents include periodic reports, such as Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, as well as Current Reports on Form 8- K.

HOUSEHOLDING OF PROXY MATERIALS

We have adopted a process called “householding” for mailing this proxy statement in order to reduce printing costs and postage fees. Householding means that stockholders who share the same last name and address will receive only one copy of the proxy statement, unless we receive contrary instructions from any stockholder at that address. We will continue to mail a proxy card to each stockholder of record.

If you prefer to receive multiple copies of the proxy statement at the same address, we will provide additional copies to you promptly upon request. If you are a stockholder of record, please contact David B. Meister, Chief Financial Officer, at 1330 Avenue of the Americas, 34th Floor, New York, NY 10019, or at telephone number 212-277-1100. Eligible stockholders of record receiving multiple copies of the proxy statement can request householding by contacting us in the same manner.

If you are a beneficial owner, you may request additional copies of the proxy statement or you may request householding by contacting your broker, bank or nominee.

 PROXY
NEXCEN BRANDS, INC.
SUBMIT YOUR PROXY BY TELEPHONE

Have your proxy card available when you call Toll-Free 1-800-652-8683 using a touch-tone phone and follow the simple instructions to record your proxy.

SUBMIT YOUR PROXY BY INTERNET

Have your proxy card available when you access the website www.computershare.com/expressvote and follow the simple instructions to record your proxy.

SUBMIT YOUR PROXY BY MAIL

Please mark, sign and date your proxy card and return it in the postage-paid envelope provided or return it to:
Proxy Services
c/o Computershare Investor Services
P.O. Box 43101
Providence, RI 02940-5067.

If you vote by telephone or over the Internet, do not mail your proxy card
PROXY FOR ANNUAL MEETING OF SEPTEMBER 5, 2007
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

The undersigned hereby appoints Robert D’Loren and David B. Meister, or either of them, as attorneys-in-fact, with full power of substitution, for and in the name of the undersigned, to vote in the manner indicated on the reverse side, and with discretionary authority as to any other matters that may properly come before the annual meeting (including, if submitted to the vote of the stockholders, on a motion to adjourn or postpone the annual meeting to another time and/or place for the purpose of soliciting additional proxies), all shares of common stock of NexCen Brands, Inc. which the undersigned is entitled to vote at the annual meeting of stockholders of NexCen Brands, Inc. to be held on September 5, 2007 at the  W Hotel New York Times Square, 1567 Broadway, New York, NY at 9:30 a.m., local time, or at any adjournment or postponements thereof.

The Board of Directors recommends a vote “FOR” Proposals 1 and 2.

Please mark votes as in this example. ☒

     The undersigned hereby directs this proxy to be voted:

1.	For the election of directors.

	Nominees:	James T. Brady Robert W. D’Loren Paul Caine Jack B. Dunn IV Edward J. Mathias David S. Oros Jack Rovner George P. Stamas Marvin Traub

☐ FOR    ☐ AGAINST    ☐ ABSTAIN    ☐ WITHHELD for all

 (Instructions: to withhold authority to vote for any individual nominee, write that nominee’s name in the space provided below)

2.	To the appointment of KPMG LLP as independent auditors.

☐ FOR ☐ AGAINST ☐ ABSTAIN

MARK HERE FOR ADDRESS CHANGE AND NOTE BELOW    ☐

MARK HERE IF YOU PLAN TO ATTEND THE ANNUAL MEETING    ☐

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR EACH OF PROPOSAL 1, AND 2. THE PROXIES CANNOT VOTE YOUR SHARES UNLESS YOU SIGN AND RETURN THIS CARD. THIS PROXY CONFERS DISCRETIONARY AUTHORITY RESPECT TO MATTERS NOT KNOWN OR DETERMINED AT THE TIME OF THE MAILING OF THE NOTICE OF THE ANNUAL MEETING.

The undersigned acknowledges receipt from NexCen Brands, Inc. prior to the execution of this proxy of the notice of the annual meeting and the accompanying proxy statement.

NOTE: Please sign exactly the name as it appears hereon. Joint owners should each sign. When signing as an attorney, executor, administrator, trustee or guardian, give full name and title as such.

Please sign, date and return promptly in the accompanying envelope.

Signature: ______________________ Date: __________, 2007

Signature: ______________________ Date: __________, 2007